2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	i

TECHNICAL REPORT SUMMARY
OF
2021 ESTIMATED RESOURCES AND RESERVES AT INTREPID POTASH-MOAB
Prepared for:
Intrepid Potash–Moab, LLC
Report Date:
February 23, 2022
Effective Date:
December 31, 2021
Prepared by:

AGAPITO ASSOCIATES, INC. 715 Horizon Drive, Suite 340 Grand Junction, CO 81506 1536 Cole Blvd., Bldg. 4, Suite 320 Lakewood, CO 80401

Agapito Associates, Inc.	CORPORATE SEAL

Agapito Associates, Inc.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	i

TECHNICAL REPORT SUMMARY
OF
2021 ESTIMATED RESOURCES AND RESERVES AT INTREPID POTASH-MOAB
TABLE OF CONTENTS

Page
1 Executive Summary	1-1
1.1 Property Description and Ownership	1-1
1.2 Geology and Mineralization	1-1
1.3 Status of Exploration, Development and Operations	1-1
1.4 Mineral Resource Estimates	1-1
1.5 Mineral Reserve Estimates	1-2
1.6 Summary of Capital and Operating Cost Estimates	1-2
1.7 Economic Analysis	1-3
1.8 Permitting	1-3
1.9 Conclusions and Recommendations	1-3

2 Introduction	2-1
2.1 Sources of Information	2-2
2.2 Personal Inspection	2-2

3 Property Description	3-1
3.1 Location and Area of the Property	3-1
3.2 Mineral Rights	3-1
3.3 Significant Encumbrances	3-1
3.4 Significant Factors	3-1

4 Accessibility	4-1
4.1 Topography, Elevation, and Vegetation	4-1
4.2 Property Access	4-1
4.3 Climate	4-1
4.4 Infrastructure Availability	4-1

5 History	5-1

6 Geologic Setting	6-1
6.1 Regional Geology	6-1
6.2 Local Geology	6-4
6.3 Property Geology	6-6
6.4 Significant Mineralized Zones	6-7
6.5 Mineral Deposit	6-8

7 Exploration	7-1
7.1 Exploration Other than Drilling	7-1
7.2 Drilling Exploration	7-1

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	ii

7.3 Characterization of Hydrogeology Data	7-4
7.4 Characterization of Geotechnical Data	7-4

8 Sample Preparation	8-1

9 Data Verification	9-1
9.1 Data Verification Procedure	9-1
9.2 Limitations on Verification	9-1
9.3 Adequacy of the Data	9-1

10 Mineral Processing and Metallurgical Testing	10-1

11 Mineral Resource Estimates	11-1
11.1 Key Assumptions, Parameters and Methods	11-1
11.2 Mineral Resource Estimate	11-2
11.2.1 Mineral Resource Estimates for Bed 5	11-2
11.2.2 Mineral Resource Estimates for Bed 9	11-6
11.3 Mineral Resource Summary Bed 5 and Bed 9	11-9
11.4 Qualified Persons Opinion – Further Work	11-10

12 Mineral Reserve Estimates	12-1
12.1 Key Assumptions, Parameters, and Methods	12-1
12.2 Mineral Reserves	12-1
12.2.1 Mineral Reserve Estimates for Bed 5	12-1
12.2.2 Mineral Reserve Estimates for Bed 9	12-3
12.3 Reserve Summary	12-4
12.4 Qualified Persons Opinion – Further Work	12-4

13 Mining Methods	13-1
13.1 Solution Mining Bed 5	13-1
13.2 Solution Mining Bed 9	13-2

14 Processing and Recovery Methods	14-1
14.1 Process Description	14-1

15 Infrastructure	15-1

16 Market Studies	16-1

17 Environmental Studies, Permitting, and Plans	17-1
17.1 Environmental Studies	17-1
17.2 Waste and Tailings Disposal, Site Monitoring, and Water Management During and After Mine Closure	17-1
17.3 Permitting Status and Reclamation Bonds	17-1
17.4 Agreements with Local Individuals	17-1
17.5 Closure Plans	17-1

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	iii

17.6 Adequacy of Current Plans and Compliance	17-3

18 Capital and Operating Costs	18-1
18.1 Capital Cost Estimate	18-1
18.2 Operating Cost Estimate	18-1
18.3 Accuracy Discussion	18-1

19 Economic Analysis	19-1
19.1 Key Assumptions, Parameters, and Methods	19-1
19.2 Economic Analysis	19-1
19.3 Sensitivity Analysis	19-1
19.4 Discussion	19-1

20 Adjacent Properties	20-1

21 Other Relevant Data and Information	21-1

22 Interpretation and Conclusions	22-1

23 Recommendations	23-1

24 References	24-1

25 Reliance on Information	25-1

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	iv

LIST OF TABLES

Page
Table 1-1. Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site	1-2
Table 1-2. Potash Mineral Reserve Estimate effective December 31, 2021 based on 325 $/Product Ton Mine Site	1-2
Table 2-1. Summary of Reports by Agapito	2-2
Table 3-1. Leases and Property Rights	3-4
Table 7-1. Grade and Thickness Data for Bed 5	7-2
Table 7-2. Grade and Thickness Data for Bed 9	7-4
Table 11-1. Bed 5 Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site	11-6
Table 11-2. Bed 9 Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site	11-6
Table 11-3. Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site	11-10
Table 12-1. Modifying Factors	12-2
Table 12-2. Mine Production Plan (tons KCl)	12-2
Table 12-3. Potash Reserves Remaining Updip of Solution Mining from Bed 5 Old Workings effective December 31, 2021 based on 325 $/Product Ton Mine Site	12-3
Table 12-4. Potash Reserve Estimate for the Current and Planned Bed 9 Well System Area effective December 31, 2021 based on 325 $/Product Ton Mine Site	12-4
Table 12-5. Potash Mineral Reserve Estimate effective December 31, 2021 based on 325 $/Product Ton Mine Site	12-7
Table 13-1. Comparison of Net Extraction KCl Tons for Beds 5 and 9 from 2001 to 2021*	13-2
Table 18-1. Unit Operating Cost Estimate	18-1
Table 19-1. Economic Analysis Assumptions	19-1
Table 19-2. Estimated Pre-Tax Cash Flow	19-2
Table 19-3. Estimated After-Tax Cash Flow	19-2
Table 19-4. NPV Pre-Tax Estimate	19-4
Table 19-5. NPV After-Tax Estimate	19-4

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	v

LIST OF FIGURES

Figure 3-1. Intrepid-Moab Location Map	3-2
Figure 3-2. Intrepid-Moab Lease Map	3-3
Figure 4-1. Property Access	4-2
Figure 4-2. Site Precipitation Record	4-3
Figure 5-1. Historical Product Tons of KCl from Beds 5 and 9	5-1
Figure 6-1. Regional Paradox Basin (after Doelling 1985)	6-2
Figure 6-2. Paradox Basin Cross Section (after Stevenson and Barrs 1986)	6-3
Figure 6-3. Evaporite Cycles, 29 Cycles, 5 Zones (after Hite 1960)	6-4
Figure 6-4. Evaporative Cycle (after Fillmore 2010)	6-7
Figure 6-5. Stratigraphic Type Section (from Intrepid 2007)	6-8
Figure 7-1. Plan View of Property Showing Drilling and Sample Locations	7-3
Figure 11-1. Bed 5 % K2O Grade Blocks	11-3
Figure 11-2. Bed 5 Thickness Blocks	11-4
Figure 11-3. Mineral Resources for Bed 5	11-5
Figure 11-4. Bed 9 Resource % K2O Grade Blocks	11-7
Figure 11-5. Bed 9 Resource Thickness Blocks	11-8
Figure 11-6. Mineral Resources for Bed 9	11-9
Figure 12-1. Bed 5 Proven and Probable Reserves	12-5
Figure 12-2. Bed 9 Proven and Probable Reserves	12-6
Figure 13-1. Solution Mining Product Tons of KCl by Bed	13-1
Figure 13-2. Footprint of Underground Workings	13-4
Figure 14-1. Evaporation Ponds at Intrepid-Moab	14-2
Figure 14-2. Intrepid-Moab Process Flow Diagram	14-3
Figure 15-1. Site Infrastructure Layout	15-2
Figure 19-1. Estimated Annual Pre-Tax Cash Flow	19-3
Figure 19-2. Estimated Annual After-Tax Cash Flow	19-3
Figure 19-3. Pre-Tax NPV Sensitivity to Price and Costs (APR 8%)	19-5
Figure 19-4. After-Tax NPV Sensitivity to Price and Costs (APR 8%)	19-6

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	i

LIST OF ABBREVIATIONS

°	degree
Agapito	Agapito Associates, Inc.
APR	Annual Percentage Rate
BLM	United States Bureau of Land Management
CFR	Code of Federal Regulations
cfs	cubic feet per second
CMC	carboxy-methyl cellulose
DRGW	Denver and Rio Grande Western Railroad
DSM	Dutch State Mines
EOY	end of year
F	Fahrenheit
ft	feet or foot
gpm	gallons per minute
Intrepid	Intrepid Potash, Inc.
Intrepid-Moab	Intrepid Potash–Moab, LLC
IRR	Internal Rate of Return
K2O	potassium oxide
KCl	sylvite or potassium chloride
M	million
Ma	mega annum (one-million years)
mm	millimeter
MOP	Muriate of Potash
MSL	mean sea level
mm	millimeter
Mt	million tons
NaCl	sodium chloride
NPV	Net Present Value
NaCl	halite
%	percent
PFD	process flow diagrams
QP	Qualified Person
SEC	United States Securities Exchange Commission
SITLA	Utah School and Institutional Lands Administration
SME	Society for Mining, Metallurgy & Exploration
SOE	statement of earnings
t	ton
tpd	tons per day
tpy	tons per year
TRS	Technical Report Summary

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	1-1

1    EXECUTIVE SUMMARY
Agapito Associates, Inc. (Agapito) was commissioned by Intrepid Potash, Inc. (Intrepid) to estimate the end-of-year (EOY) 2021 potash resources and reserves for the Intrepid Potash–Moab, LLC (Intrepid-Moab) property. Resources and reserves are estimated according to United States (US) Securities and Exchange Commission (SEC) S-K 1300 regulations.
1.1    Property Description and Ownership
Intrepid-Moab’s Cane Creek Mine is located approximately 20 miles west of Moab, Utah, which is 234 miles southeast of Salt Lake City, Utah. The Colorado River runs north–south along the eastern operations boundary. Intrepid-Moab’s property covers an area of approximately 14,100 acres of land. Intrepid-Moab’s potash leases include 10,100 acres from the State of Utah and approximately 200 acres from the US federal government through the U.S. Bureau of Land Management (BLM).
1.2    Geology and Mineralization
The depositional history of eastern Utah’s vast salt and potash resources begins during the regionally arid Pennsylvanian Period, 330–310 million years ago. An immense block of the Earth’s crust, in what is today western Colorado, was thrust upward to form the Uncompahgre Highlands and identified as the westernmost expression of the Ancestral Rocky Mountains. As is common throughout geologic history, dramatic uplift was coupled with subsidence in an adjoining area. The subsequent topographical basin was inundated by seawater as it subsided. Throughout the Pennsylvanian Period, sea levels rose and fell. With each retreat of the sea, the Paradox Basin, as it is called, became devoid of fresh sea water, allowing the process of evaporation to dominate which resulted in widespread precipitation of chloride minerals. This retreat/inflow cycle is known to have occurred a minimum of 29 times, with each marked by a specific and predictable sequence of sedimentary deposition. This series of depositional cycles is collectively known as the Paradox Formation. Potash is documented to exist in 17 of the 29 cycles, and it is from these formational cycles that commercial production of potash occurs.
1.3    Status of Exploration, Development and Operations
The property has been in continuous operation by Intrepid-Moab since 1999. Confirmation drilling and mine development are an integral part of the mine operations.
1.4    Mineral Resource Estimates
The ore resource model created from the exploration and sampling database beginning in 2007 serves as the basis for this evaluation. The resources reported, exclusive of mineral reserves effective December 31, 2021, are shown in Table 1-1.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	1-2

Table 1-1.    Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site

	Resources				Processing
	Sylvinite[1]	Grade	Contained K2O	Cutoff[2]	Recovery
	(Mt)	(%K2O)	(Mt)		(%)
Measured Mineral Resources	113	26	30	Minimum of 3-ft and 18.95%K2O	83
Indicated Mineral Resources	190	25	47	Minimum of 3-ft and 18.95%K2O	83
Measured + Indicated Mineral Resources	303	25	77
Inferred Mineral Resources	38	23	9	Minimum of 3-ft and 18.95%K2O	83
[1]Sylvinite is a mixed evaporite containing NaCl and KCl.
[2]Solution mining resource cutoff for flooded old workings is the mining extents boundary.
Mineral Resources were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Resources are reported exclusive of Mineral Reserves, on a 100% basis.
Mineral Resources are reported using Inverse Distance Squared (ID2) estimation methods.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet
1.5    Mineral Reserve Estimates
Using the ore mineral resource grids, a 25-year cavern mining plan was developed. Table 1-2 shows the estimated reserve summaries for EOY 2021.
Table 1-2.    Potash Mineral Reserve Estimate effective December 31, 2021 based on 325 $/Product Ton Mine Site

Beds 5 and 9		In-Situ		Brine Cutoff Grade[2]	Processing
	In-Place KCl	Grade[1]	Product		Recovery
	(Mt)	(%K2O)	(Mt)	(%K2O)	(%)
Proven Mineral Reserve	2.6	27.2	1.9	1.9	83
Probable Mineral Reserve	0.8	27.8	0.6	1.9	83
Total Mineral Reserves	3.4	27.5	2.5
1In-situ grade is the amount of K2O in the remaining pillars of the old works.
[2]Brine cutoff grade is the amount of K2O in the extracted brine necessary to cover the costs of production.
Mineral Reserves were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Reserves are reported exclusive of Mineral Resources, on a 100% basis.
Mineral Reserves are reported based on a solution mine plan, dissolution factor of 89%, areal recovery of 94%, geologic factor 94%, plant recovery of 83%, product purity of 95%.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet
1.6    Summary of Capital and Operating Cost Estimates
The operating cost per potash product ton from solution mining is estimated at $130/t.
Capital investment necessary to complete the mine plan includes the development of additional caverns at a cost of $8M. This investment is in addition to the sustaining capital requirements and occurs approximately every 10 years.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	1-3

1.7    Economic Analysis
The Net Present Value (NPV) at 8% Annual Percentage Rate (APR) for the before- and after-tax estimated cash flow is positive. The sensitivity to product price and operating cost for an 8% APR was evaluated. Varying costs and sales price plus and minus 10% the NPV remains positive.
1.8    Permitting
The mines are in operation and necessary state and federal operating permits are in place.
1.9    Conclusions and Recommendations
There are significant potash resources within the area under the control of Intrepid-Moab such that the property can support a 100,000 ton per year (tpy) production rate for the foreseeable future.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	2-1

2INTRODUCTION
This document was prepared to report the Intrepid-Moab mineral reserves in terms of saleable product at Intrepid-Moab under the SEC S-K 1300 rules (2018). The Society for Mining, Metallurgy & Exploration (SME) Guide for Reporting Exploration Information, Mineral Resources and Mineral Reserves (SME 2017) (The SME Guide) supplements the modifying factors used to convert mineral resources to mineral reserves.
According to 17 Code of Federal Regulations (CFR) § 229.1301 (2021), the following definitions are included for reference:
An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. An inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. An inferred mineral resource, therefore, may not be converted to a mineral reserve.
An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. An indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource and may only be converted to a probable mineral reserve. As used in this subpart, the term adequate geological evidence means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty.
A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. As used in this subpart, the term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity.
Modifying factors are the factors that a qualified person must apply to indicated and measured mineral resources and then evaluate in order to establish the economic viability of mineral reserves. A qualified person must apply and evaluate modifying factors to convert measured and indicated mineral resources to proven and probable mineral reserves. These factors include but are not restricted to mining; processing; metallurgical; infrastructure; economic; marketing; legal; environmental compliance; plans, negotiations, or agreements with local individuals or groups; and governmental factors.
A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.
A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	2-2

Throughout the report, reserves are presented in tons of K2O and KCl. Historically, assay data have been reported in terms of % K2O and reserves in equivalent tons of K2O. Sylvite is potassium chloride (KCl) and, in many historical reports, reserve tons or product tons are recorded in terms of tons of KCl. Pure KCl equates to 63.18% K2O by mass.
2.1    Sources of Information
Agapito has previously completed reserve estimations and analyses for the property as shown in Table 2-1. Previous reserve estimates for annual 10-K filings with the SEC were completed under SEC (2008) Industry Guide 7 rules and guidance.
Table 2-1.    Summary of Reports by Agapito

Effective EOY	Title	Reference
2007	2007 Resource and Reserve Estimate for Solution Mine at Cane Creek Mine	Agapito 2007a
2007	Determination of Estimated Proven and Probable Reserves at Intrepid Potash—Moab, LLC	Agapito 2007b
2009	Determination of Estimated Proven and Probable Potash Reserves at Intrepid Potash—Moab, LLC	Agapito 2010
2012	Determination of Estimated Proven and Probable Potash Reserves at Intrepid Potash—Moab, LLC	Agapito 2013
2015	Determination of Estimated Proven and Probable Potash Reserves at Intrepid Potash—Moab, LLC	Agapito 2016
2018	2018 Determination of Estimated Proven and Probable Reserves at Intrepid Potash—Moab, LLC	Agapito 2019
2.2    Personal Inspection
Personal inspection of the properties has occurred over the years by Agapito personnel. The most recent inspection by Agapito took place on May 17, 2021. The inspection began with a tour of the tailings lake then the solar evaporating ponds. In addition, the wellfields (injection and extraction), processing plant, product packaging and shipping areas were all inspected. During the site visit, harvesting was occurring, and the plant was operating. The plant is typically idle during the peak evaporation season from June 1 to September 1.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	3-1

3    PROPERTY DESCRIPTION
3.1    Location and Area of the Property
Intrepid-Moab’s Cane Creek Mine is located approximately 20 miles west of Moab, Utah, which is 234 miles southeast of Salt Lake City, Utah (Figure 3-1). The Colorado River runs north–south along the eastern operations boundary. Intrepid-Moab’s property covers an area of approximately 14,100 acres of land.
3.2    Mineral Rights
Intrepid leases approximately 10,100 acres from the State of Utah and approximately 200 acres from the U.S. federal government through the BLM. Intrepid-Moab owns approximately 3,800 surface acres overlying and adjacent to portions of the mining leases with the State of Utah as shown in Figure 3-2 and as described in the lease and property access in Table 3-1.
3.3    Significant Encumbrances
There are no significant encumbrances to the property, including current and future permitting requirements and associated timelines, permit conditions, and violations and fines.
3.4    Significant Factors
There are no significant factors and risks that may affect access, title, or the right or ability to perform work on the property.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	3-2

Utah
Salt Lake City
Price
Moab
80
6
70
15
191
N
INTREPID
Essential Minerals for Success
Site Location Detailed Below
EAST TAVAPUTS PLATEAU
GRAND
ROAN CLIFFS
BOOK CLIFFS
GRAY CANYON
GRAND VALLEY
SAN RAFAEL VALLEY
Green River
Elgin
Brendel
Thompson
Cisco
Fruita
Grand Junction
COLORADO NATIONAL MONUMENT
COLORADO
ARCHES NAT'L PARK
Castle Valley
Moab
La Sal Jct.
La Sal
CANYONLANDS NATIONAL PARK
MANTI-LA SAL NAT'L FOR.
To Moab, Utah
via 279
COLORADO RIVER
Potash
Jackson Bottom
Jackson Hole
SHAFER BASIN
STATE PARK
GRAND COUNTY
SAN JUAN COUNTY
GRAND CO
SAN JUAN CO

363-28 Intrepid Moab [Utah-Intrepid Moab_2021 LocMap.cdr]rjl(10-29-2021)

Figure 3-1.    Intrepid-Moab Location Map

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	3-3

UTU087818
UTU087817
UTU087816
UTU087815
UTU087814
UTU087813
UTU087812
UTU087811
UTU0087810
UTU087809
ML18959
ML18960
ML18961
ML18962
ML18963
ML18964
ML18965
ML18966
ML18967
ML19781
ML19782
ML19783
SILVER
BONNEVILLE
RACETRACK
SALT
FLATS
SALT EVAPORATOR
WENDOVER AIR FORCE RANGE
NEVADA
UTAH
Wendover
DANGER CAVE STATE HIST MON
DANGER CAVE STATE HISTORICAL MONUMENT
W E N D O V E

363-28[AAL_Wendover Composite for Rep Fig_2021.dwg Layout Topo w Deep Brine Well+3-2]:rjl additions to client provided base map(2-4-2022)
Topography Map Reference: National Geographic TOPO! Utah

Legend

- Lease from Federal Government (BLM)
- Lease from State Government
- Owned by Intrepid
- K60 Drillhole (1965)
- WP-26 Drillhole (2005)
- DBW-9 Drillhole —Deep Brine Well
- Historical Ditch
- Pond 5 Ditch 11-11-2015

0 — 9500
Scale (ft)

NOTE: 1) THIS DRAWING PLOTTED ON UTAH STATE PLANE COORDINATES NAD 83 MODIFIED. THE VERTICAL DATUM IS NAVD 88. THE COMBINED ADJUSTMENT FACTOR (C.A.F.) IS [illegible]. ALL MEASUREMENTS ARE IN US SURVEY FEET.

Intermountain Aerial Surveys
A Division of Western Surveyors Group, Inc.

Figure 3-2.    Intrepid-Moab Lease Map

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	3-4

Table 3-1.    Leases and Property Rights

Federal Land Lease Number	Lessee	Lease Type	Mine	Date	Royalty Rate	Readjustment Due	Acres (BLM)	Amount Paid
UTU0143659	Intrepid Potash-Moab, LLC	Pot Fringe Acre NC Lse	Moab	1959	Minimum royalty $3/acre	8/1/2039	200
State of Utah Land Lease Number
	Lessee	Lease Type	Mine	Date	End Date	Rental Period	Acres (SITLA)	Rental Amount
ML9638	Intrepid Potash-Moab, LLC	Potash	Moab	1955	12/31/2024	1/1/2021–12/31/2021	440	$1,760
ML11800	Intrepid Potash-Moab, LLC	Potash	Moab	1956	12/31/2024	1/1/2021–12/31/2021	699	$2,796
ML52611OBA	Intrepid Potash-Moab, LLC	Potash	Moab	2013	9/30/2023	10/1/2021–9/30/2021	3,030	$21,217
UO486ST	Intrepid Potash-Moab, LLC	Potash	Moab	1959	12/31/2024	1/1/2021–12/31/2021	818	$3,276
UO10797ST	Intrepid Potash-Moab, LLC	Potash	Moab	1959	12/31/2024	1/1/2021–12/31/2021	2,040	$8,160
UO13167ST	Intrepid Potash-Moab, LLC	Potash	Moab	1960	12/31/2024	1/1/2021–12/31/2021	1,800	$7,200
UO13223ST	Intrepid Potash-Moab, LLC	Potash	Moab	1960	12/31/2024	1/1/2021–12/31/2021	238	$956
UO16133ST	Intrepid Potash-Moab, LLC	Potash	Moab	1960	12/31/2024	1/1/2021–12/31/2021	885	$3,540
UO18249ST	Intrepid Potash-Moab, LLC	Potash	Moab	1960	12/31/2024	1/1/2021–12/31/2021	180	$724
SITLA = Utah School and Institutional Lands Trust Administration
NOTE—Coordinate System: Utah South Zone State Plane, NAD83

Agapito Associates, Inc.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	4-1

4    ACCESSIBILITY
4.1    Topography, Elevation, and Vegetation
The Intrepid-Moab property is a unique high-altitude desert landscape formed from the sandstone of ancient seafloors and sand dunes. Elevations range from 3,900 feet (ft) to 4,400 ft above mean sea level (MSL).
The sandy loam soil supports sparse perennial bunchgrasses such as galleta, alkali sacaton, three-awn, inland saltgrass, Indian ricegrass, and sand dropseed. Native plants include cold hardy agave, cactus, and yucca.
4.2    Property Access
Access to the property is predominantly via state highway 191 and state road 279, locally referred to as Potash Road. A Union Pacific/Denver and Rio Grande Western Railroad (DRGW) rail spur services the property. The nearest town to the Intrepid Potash-Moab property is Moab, Utah (with an estimated population of about 5,250). Salt Lake City, Utah (population of 198,000) and Grand Junction, Colorado (population of 62,000), are located approximately 240 and 120 miles to the west and east, respectively, by road, and are the nearest major industrial and commercial airline terminals. Moab also has a commercial airline terminal with scheduled flights to Salt Lake City. Figure 4-1 shows the means of access to the property.
4.3    Climate
Average temperatures range between a low of approximately 10 degrees Fahrenheit (°F) during winter months and a high of approximately 100°F during summer months. The area experiences about 300 days of sunshine and an average of 5 percent (%) relative humidity. The semi-arid climate experiences an annual rainfall at the mine site of about 7.3 inches, distributed evenly throughout the year. Most precipitation occurs in late summer and early autumn months. Much of this precipitation comes in the form of sudden summer thunderstorms and is lost in runoff to the Colorado River. The climate is favorable for year-round solution mining operations. The precipitation history has been recorded on site since 1988 and is included in Figure 4-2.
4.4    Infrastructure Availability
The nearby Colorado River provides the Intrepid-Moab mining operation with make-up water under existing water rights with the State of Utah for a water supply of 9 cubic feet per second (cfs).
The Intrepid-Moab mine has been in operation (solution mining) since 1970 and, as a result, has the infrastructure and available personnel. The local area population is sufficient to support the Intrepid-Moab mine.

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70
Colorado River
Delores River
T. 21 S.
T. 22 S.
T. 23 S.
T. 24 S.
T. 25 S.
T. 26 S.
T. 27 S.
T. 28 S.
191
128
313
279
132
ARCHES NATIONAL PARK
CASTLE VALLEY
MOAB
GRAND COUNTY
SAN JUAN COUNTY
CANYONLANDS
R. 19 E.
R. 20 E.
R. 21 E.
R. 22 E.
R. 23 E.
R. 24 E.
N
0 3 6
Scale (miles)
State Plane Utah South NAD27
INTREPID
Essential Minerals for Success
Utah Department of Transportation
Road Classifications
Road — Principal Arterial
Road — Major Collector
Road — Minor Collector
Road — Other
Legend
Railroad
Lease Area

363-28 Intrepid Moab [Overall Area Map w Transportation.dwg Layout: AAI_Roads_Railroads]rjl(4-22-2021)

Figure 4-1.    Property Access

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16.00
14.00
12.00
10.00
8.00
6.00
4.00
2.00
0.00
Precipitation (Inches)
1985
1990
1995
2000
2005
2010
2015
2020
2025
Year

Figure 4-2.    Site Precipitation Record

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5    HISTORY
Conventional underground mining began in Bed 5 in 1964 by Texasgulf, Inc. (Texasgulf), but various mining problems caused management to convert to a system combining solution mining and solar evaporation in 1971. Prior to 1970, approximately 6.5 million tons (Mt) of sylvinite ore was mined and from that, 1.7 Mt of potash produced. Mining was by continuous miners and made difficult by the irregular floor, gas, and high rock temperatures. The height mined was typically 8 ft. The dip of the ore was such that maintaining the miners in the seam was difficult. The seam floor rolls and folds resulted in an irregular mine plan with many large areas left unmined as pillars. In some areas, secondary mining resulted in high extraction.
The Moab Salt operation was purchased by Intrepid in 1999. In 2000, Intrepid drilled two new recovery wells to revitalize production from Bed 5. Production from Bed 5 had declined from near 100,000 t in 1994 to 60,000 t in 1999 (see Figure 5-1). After completion of the two new recovery wells, the brine concentration improved, and production increased to near 100,000 t in 2001. Maintaining production at or near the target rate of 100,000 tpy was difficult from Bed 5 because of declining product concentration. It was believed that solution mining over the prior 32 years had solution mined most of the remnant pillars in the old workings and that active solution mining was restricted to the updip faces of the mine ribs.

Potash Tons (x 1,000)
275
250
225
200
175
150
125
100
75
50
25
0
1970
1975
1980
1985
1990
1995
2000
2005
2010
2015
2020
2025
Bed 5
Bed 9
Total

5-1.    Historical Product Tons of KCl from Beds 5 and 9
Methods to enhance the production rate were evaluated by Intrepid-Moab and resulted in the decision to develop solution mining in Bed 9. Bed 9 is located 800 to 1,000 ft below Bed 5 and is of higher KCl content. Bed 9 had not been solution mined previously, although, some test mining was completed by the prior owners in the late-1960s. A novel method of solution mining was adopted for recovery of potash from Bed 9. Moab Salt-27 and Moab Salt-28 were drilled “horizontally” in 2002 in

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Bed 9 to connect and provide pathways for the liquor injected in Moab Salt-27 to contact the sylvinite and differentially dissolve the sylvite before being lifted from Moab Salt-28. Currently, Moab Salt-29 connects Moab Salt-27 and -28 and serves as an alternative to Moab Salt-27 for injection. Figure 5-1 presents the total (Beds 5 and 9) historical potash production KCl tons from 1965 to 2007. Also shown in Figure 5-1 are the types of mining activities for a particular time period.

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6    GEOLOGIC SETTING
6.1    Regional Geology
The depositional history of eastern Utah’s vast salt and potash resources begins during the regionally arid Pennsylvanian Period, 330–310 million years ago. An immense block of the Earth’s crust, in what is today western Colorado, was thrust upward to form the Uncompahgre Highlands and identified as the westernmost expression of the Ancestral Rocky Mountains. As is common throughout geologic history, dramatic uplift was coupled with subsidence in an adjoining area. In this instance, the adjacent landscape to the southwest experienced significant down-warping. The subsequent topographical basin was inundated by seawater as it subsided. Throughout the Pennsylvanian Period, sea levels rose and fell with stunning regularity as reflected by Pennsylvanian strata worldwide. With each retreat of the sea, the Paradox Basin, as it is called, became devoid of fresh sea water, allowing the process of evaporation to dominate which resulted in widespread precipitation of chloride minerals. This retreat/inflow cycle is known to have occurred a minimum of 29 times, with each marked by a specific and predictable sequence of sedimentary deposition. This series of depositional cycles is collectively known as the Paradox Formation. Potash is documented to exist in 17 of the 29 cycles, and it is from these formational cycles that commercial production of potash occurs.
The Paradox Formation is bounded above by the Honaker Trail Formation and by the Pinkerton Trail Formation below. Collectively, these three units form the Hermosa Group and provide a comprehensive record of Pennsylvanian deposition within the Paradox Basin. Along the northeastern and eastern margins, the Hermosa Group is undifferentiated due to the considerable amount of uninterrupted alluvial fan and fluvial clastics sourced from the Uncompahgre Highlands.
The majority of the Paradox Basin lies in southeastern Utah and far southwestern Colorado, with minor extents into northwestern New Mexico and northeastern Arizona (Figure 6-1). The elongate, northwest–southeast trending basin is roughly 100 miles wide by 200 miles long and is broadly defined by the lateral extent of the formation for which it is named. The Paradox Basin gradually shallows to the southwest generating thickness patterns for Pennsylvanian sediments that are strongly asymmetric when viewed along a northeast to southwest transect (Figure 6-2). Along the northeast basin margin that abuts the Uncompahgre Highlands, thicknesses can exceed 18,000 ft, with compositions of coarse sandstones and clastic detritus eroded off the adjacent highlands. A short distance southwest, at roughly the basin center, exists the evaporite sequences described above. Continuing southwest, the Basin thins gradually with an increasing prevalence of carbonate rocks indicative of a shallow marine depositional environment.
Exploration of the carbonate sequences mentioned above and their potential as hydrocarbon reservoirs in the southern Paradox Basin, led petroleum geologists to informally subdivide the Paradox Formation into five vertically sequenced zones that include, from bottom to top, the Alkali Gulch, Barker Creek, Akah, Desert Creek, and Ismay zones. The five zones are

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Figure 6-1.    Regional Paradox Basin (after Doelling 1985)

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Figure 6-2.    Paradox Basin Cross Section (after Stevenson and Barrs 1986)
defined by marker beds at their top and/or base that, in many instances, correlate well with equivalent beds in the central basin. These shelf carbonate cycles, like their evaporite counterparts to the north, record a regular rise and fall of sea levels. Similarities beyond the shared marker beds are few; nevertheless, many of the designated zones and their given name may be used when grouping evaporite cycles. Figure 6-3 illustrates how the depositional cycles identified by Hite (1960) correlate with the five named zones.

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Figure 6-3.    Evaporite Cycles, 29 Cycles, 5 Zones (after Hite 1960)
6.2    Local Geology
Locally, the documented stratigraphy ranges from Paleoproterozoic (2,500–1,500 mega annum [Ma]) igneous and metamorphic rocks to the surficial Mesozoic Era sedimentary units which form the majestic arches and monoliths commonly associated with nearby national parks. The following section describes this stratigraphic succession, beginning with the deepest occurring units and ascending through to those exposed at the surface.
The oldest, and deepest, rock unit within the Intrepid lease boundary is often referred to as the ‘Precambrian Basement Complex.’ This unit is Early- to Mid-Proterozoic in age and likely composed of biotite-quartz monzonite, a feldspathic gneiss and/or schist, or a related variety of coarse granitic rock based on surface outcrops to the east and through deep drillholes located within the Paradox Basin (Joesting et al. 1966). Resting unconformably upon the Precambrian Basement is a series of Cambrian and Devonian sedimentary and meta-sedimentary units with an aggregate thickness ranging from 1,100 to 1,800 ft. These are, from oldest to youngest, the Tintic Quartzite, the

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Ophir Formation, the Maxfield Limestone, the Lynch Dolomite, and the Ignacio Quartzite. Next, the Mississippian Leadville Limestone ranges in thickness from 500 to 700 ft. The upper surface of Mississippian strata was exposed for a considerable time prior to further deposition and is therefore marked by substantial karstic erosional features. The subsequent Pennsylvanian Era was ushered in by deposition of the widespread Molas Formation. When present, the Molas Formation is composed of limestone, shale, dolomite, and sandstone that ranges in thickness from 0 to 150 ft.
Continuing up through the sequence, the Pennsylvanian Pinkerton Trail consists of varied rock types, but is dominated by gray, fossiliferous limestone, and gray-black, marine shales with a thickness up to 200 ft. Analysis of drill core recovered from the central Paradox Basin indicate the uppermost part of the Pinkerton Trail contains several thick beds composed of anhydrite. In terms of deposition, these beds are an indicator of increasing aridity and pose as a chronological precursor to the evaporitic deposits of the overlying Paradox Formation. Stratigraphically, the anhydrite beds serve as useful geologic markers for delineating formation boundaries.
Resting conformably upon the Pinkerton Trail is the unit of economic interest, the Paradox Formation. The depositional thickness of the Paradox exceeds 7,000 ft in the center of the Lisbon Valley anticline (Hite 1978) and gradually thins toward the west where it either pinches out entirely or interfingers with shallow-marine carbonate sequences of chronological equivalency. The Paradox Formation records multiple depositional cycles driven by climatic oscillations and their coincident sea level fluctuations throughout the middle Pennsylvanian Era. As large glacial events began in the polar regions, global sea levels fell, thereby restricting the flow of fresh sea water into the Paradox Basin from the open sea to the west. It was during these periods that evaporation dominated, resulting in prolific precipitation of evaporite minerals. Following each glacial maximum, as temperatures and sea levels rose, the isolated brines of the Paradox Basin were inundated with fresh sea water. These interglacial periods are marked by deposition of organic-rich black shale.
The late-Pennsylvanian Honaker Trail Formation conformably overlies the Paradox Formation and is the uppermost member of the Hermosa Group. Like the Pinkerton Trail, the Honaker Trail primarily consists of marine carbonates and shale, with the added presence of fluvial and eolian sandstones. Within the Intrepid lease boundary, the Honaker Trail-Paradox contact is placed at the top of the uppermost halite bed of the Paradox Formation. The Honaker Trail is further differentiated from the Paradox Formation by the generally recognized color differences between the red-, brown-, and buff-colored strata of the Honaker Trail and the predominantly gray, black, and occasional orange of the Paradox. The upper Honaker Trail marks the filling of the structural Paradox Basin. By the late-Pennsylvanian Age, an uninterrupted, low-relief slope extended from the topographic high of the Uncompahgre Highlands westward to the seashore in central Utah. In the central basin, the Honaker Trail has an average thickness of 0–5,000 ft.
Continuing up sequence, the Late Pennsylvanian-Permian Cutler Formation is predominantly composed of arkosic sandstones and conglomerates. Because the source of clastic material continued from the Uncompahgre Highlands throughout the Permian, the Cutler exhibits a general fining-westward of clast and grain size as distance from the highlands increases. As was true with the Pennsylvanian Hermosa Group, the depositional zone immediately adjacent to the Uncompahgre Highlands accumulated a thick homogeneous succession of coarse conglomerates and sandstones, leading the Cutler Formation in this area to be termed undifferentiated. However, with added westward distance from the high-relief source area, the Cutler becomes easily subdivided and is then referred to as the Cutler Group. Within the Intrepid lease boundary, the Cutler Group usually

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contains, in ascending order, the Lower Cutler Beds, the Cedar Mesa Sandstone, the Organ Rock Formation, and the White Rim Sandstone. Typical thickness of the Cutler Group in this area ranges from 0 to 8,000 ft.
Continuing up sequence, the brown to deeply reddish-colored Moenkopi and Chinle Formations of Triassic age are largely composed of mudstones, siltstones, and sandstones. The early-Jurassic Wingate Sandstone is a prominent cliff-forming unit whose large-scale cross-bedding marks a period of eolian deposition. The Wingate is capped by the Kayenta Sandstone, a ledge and bench-forming unit deposited by fluvial processes. The mid-Jurassic Navajo Sandstone marks yet another eolian period of deposition and may be up to 740 ft thick. The Navajo is bounded above by the San Rafael Group, which may or may not contain its basal Dewey Bridge Member. The Dewey Bridge Member, if present, is overlain by the reddish-orange Entrada Sandstone. Within the Intrepid lease boundary, one is not likely to encounter competent layers younger than the Entrada Sandstone, however, isolated occurrences of the late-Jurassic Morrison Formation may be found.
Perhaps the most significant aspect of local geology is the degree of structural deformation caused by the buoyancy of Paradox Formation salts. Soon after the thick evaporite sequences were deposited, the increasing load of overlying sediments caused lateral and vertical migration of the lower density salt bodies. Local upward movement predominantly occurred along elongate, northwest-trending zones resulting in large anticlines cored by rising salt. Vertical extension of overlying strata along the limbs of some anticlines has resulted in normal faulting and fault block rotation, as well as extremely high-angle bedding, and in some instances, overturned beds.
The soluble nature of the rising salt makes it particularly susceptible to dissolution by groundwater, which eventually leads to the collapse of overlying sedimentary layers. The Cane Creek anticline, which dominates the landscape of Intrepid-Moab’s property, is one such structure.
6.3    Property Geology
Intrepid-Moab’s mine operation boundary includes 7,656 acres straddling the Cane Creek anticline and is centered roughly 5 miles southwest of the town of Moab, Utah. The Cane Creek anticline is one of a series of northwest-trending anticlines with salt at the core that make up the fold fault belt of the north and northeast part of the Paradox Basin. Intrepid-Moab’s property overlies the Paradox Basin salts, which are up to 7,000 ft thick. The Colorado River runs approximately north–south along the eastern property boundary. The Intrepid-Moab property is a high-altitude desert landscape formed of sedimentary rock units, originally deposited in a wide range of environments and processes. Actual elevations range from 3,900 ft to 4,400 ft MSL.
Within the Intrepid lease boundary, the Paradox Formation consists primarily of halite rock with occasional potash salts and smaller amounts of anhydrite, dolomite, silty dolomite, limestone, siltstone, and shale. Hite (1960) identified 29 depositional cycles within the Paradox Formation. A typical evaporite cycle consists of, in ascending order, basal anhydrite, dolomite, carbon-rich black mudstone, dolomite, anhydrite, and finally halite (Figure 6-4). A singular evaporite cycle is often referred to as a ‘bed’ (i.e., there are 29 beds). When potash occurs, it often overlies the halite to form the top of the cycle, or it may be interbedded within the halite. Each cycle is marked, top and bottom, by sharp contacts interpreted as disconformities. The potash-bearing ore, sylvinite, is a mixture of sylvite or potassium chloride (KCl) and halite or sodium chloride (NaCl).

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Figure 6-4.    Evaporative Cycle (after Fillmore 2010)
6.4    Significant Mineralized Zones
Potash is documented to exist in 17 of the 29 evaporite cycles that comprise the Paradox Formation. Of these 17, two are principally targeted by Intrepid for commercial potash production: Bed 5 and Bed 9. Figure 6-5 stratigraphically illustrates the presence of potash beds 5 and 9 when depicted via a gamma-ray log.

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Figure 6-5.    Stratigraphic Type Section (from Intrepid 2007)
Based on locally recovered drill core, geophysical logs, and on historical mining data, Bed 5 has an average thickness of 10.24 ft. Average depth to the top of Bed 5 is 3,113 ft and the average K2O grade is 22.98%. Likewise, Bed 9 has an average thickness of 8.1 ft, an average depth of 4,013 ft, and an average K2O grade of 29.75%. Although K2O, or potassium oxide, is not the preferred chemical form used in commercial consumption, potash grades are typically reported as ‘K2O equivalent’ to allow for a standard unit of comparison. In addition, it should be noted that K2O is approximately 83% potassium by weight, whereas KCl is 52% potassium by weight. Thus, KCl provides less potassium than an equal amount of K2O.
6.5    Mineral Deposit
Evaporite cycles within the Paradox Formation exhibit a lateral extent of over 11,000 square miles in southeastern Utah and southwestern Colorado (Hite 1960). The Pennsylvanian-age Paradox Formation records multiple episodes of evaporitic deposition, predominantly consisting of massive, crystalline halite with economically attractive occurrences of potash. Deposition of the evaporites occurred in a vast, flat basin resulting in each additional layer, or bed, being originally deposited in a horizontally planar orientation. Subsequent deposition of overlying sediments provided enough

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lithostatic pressure to initiate lateral and vertical migration of the more buoyant salt deposits. In many instances, salt flowed toward linear subsurface structures, such as a fault, and then upward to form what is known as a salt wall. The rising salt typically forms an anticline in overlying strata with surficial expressions of 30 to 75 miles long and 2 to 4 miles wide (Doelling 1985). This collection of northwest-trending, elongate structures is referred to as the Paradox Basin fold and fault belt. Due to the highly deformed nature of the evaporite deposits, it is not uncommon to encounter very high-angle and even overturned strata in exploratory drillholes. The Intrepid lease area is in the southwestern portion of the fold and fault belt where broad salt anticlines are more common than high-angle salt walls. Local examples of these domal salt-cored anticlines include the Big Flat, Cane Creek, and Lisbon Valley anticlines. Because strata within the Intrepid lease boundary have experienced considerably less movement of salt bodies compared to areas to the northeast, the potash deposits of economic interest are significantly less deformed and therefore more suitable for economic extraction.
Intrepid-Moab commercially produces potash from two zones, referred to as Bed 5 and Bed 9. These beds are part of a thick sequence of evaporite cycles predominantly composed of halite interspersed with sedimentary layers of black shale and anhydrite. Within Beds 5 and 9, the sylvinite is bounded above and below by occurrences of halite. Sylvite and halite are both water-soluble by nature. By using water already saturated with sodium, it is possible to selectively dissolve a greater amount of the potassium chloride ore. The term ‘potash’ is used to describe a number of potassium-bearing compounds. Of these, the mineral sylvite commands the greatest economic interest. Sylvite is commonly found mixed with halite, or sodium-chloride (NaCl), to form the mineral sylvinite. Sylvinite is known to have a K2O content of up to 62% in its purest form.

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7    EXPLORATION
7.1    Exploration Other than Drilling
No exploration other than drilling has taken place.
7.2    Drilling Exploration
Exploration information is available from cored holes, drilled holes with geophysical logs, and from the experience gained from mining within Bed 5. The data has been collected over many years, but primarily prior to commencement of underground mining in 1964. The corehole data was collected by Behre Dolbear & Company, Inc. (1961) for the original pre-mining feasibility studies. The original source data, such as assay data sheets, are generally not available. Comprehensive and detailed reports are available and form the basis of this report. Tables 7-1 and 7-2 list the corehole location, elevation, depth intervals, thickness, and grade for holes in Beds 5 and 9, respectively. The locations of the exploration holes are shown on a map in Figure 7-1.
The bed thicknesses listed in Tables 7-1 and 7-2 are from drillholes as reported by Intrepid-Moab, Agapito, or referenced sources; mining experience in the underground mine indicates that the seam thickness varies significantly over short distances. In the area of the Cane Creek anticline, the base of the seam is contorted, with areas where overthrusting is evident. In such areas, the apparent bed thickness can be significantly overestimated, and Intrepid-Moab and Agapito have used professional judgement to modify those thicknesses. For example, in Cane Creek 14, Bed 9 thickness was estimated to be 40 ft from the gamma log. However, the core assay indicates a thickness of 11.8 ft, but the source assay data are not available. It is possible that the core may have intersected a fault.
Potash is easily identified in the gamma log. In four cases, estimates of bed thickness and potash grade are based on geophysical logs. This reflects the high level of confidence in the logs and is particularly important because it provides a Bed 9 thickness in the area of active solution mining to the north of the data provided by Cane Creek 8 and Well 19. For more detail on estimating grade from gamma logs, see Nelson (2007) and Schlumberger (1989).
No usable exploration data are available from within the Bed 5 old mine workings. The floor structure has been used for flow direction estimation, but no channel sampling or bed thickness data were used. Albertson (1972) lists the grade and bed thicknesses in panels and mains for the old workings. Although data from the recently drilled wells into the old workings of Bed 5 indicate that additional resource could be located at the roof of the old workings, no attempt has been made to estimate this resource.
Agapito elected to exclude data from the geophysical logs and data from Government White Cloud 1. This hole is located approximately 4,000 ft north of the north lease boundary and

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Table 7-1.    Grade and Thickness Data for Bed 5

Operator	Well Name	Elevation (ft)	Total Depth (ft)	Collar Coordinates		Top (ft)	Base (ft)	Assay Thickness (ft)	K2O Grade (%)	Data Source*
				Easting (ft)	Northing (ft)
Delhi-Taylor Oil Corp.	Cane Creek 1	3,964	2,805	2,526,652	675,049	2,678.4	2,690.8	12.33	27.56	1
Delhi-Taylor Oil Corp.	Cane Creek 2	4,223	2,968	2,522,913	672,932	2,764.3	2,780.2	15.87	28.69	1
Delhi-Taylor Oil Corp.	Cane Creek 3	4,115	3,378	2,522,011	680,646	3,244.6	3,249.8	5.23	24.13	1
Delhi-Taylor Oil Corp.	Cane Creek 4	4,127	4,297	2,523,864	668,532	2,658.2	2,662.7	4.50	24.89	1
Delhi-Taylor Oil Corp.	Cane Creek 5	4,148	3,653	2,528,066	668,040	2,617.8	2,623.2	5.42	27.75	1
Delhi-Taylor Oil Corp.	Cane Creek 6	4,563	4,082	2,519,798	675,445	3,175.0	3,187.5	12.50	25.37	2, 3
Delhi-Taylor Oil Corp.	Cane Creek 6W	4,564	4,014	2,519,798	675,445	3,207.6	3,216.8	8.73	29.56	1
Delhi-Taylor Oil Corp.	Cane Creek 7	4,215	3,553	2,532,098	671,106	2,715.5	2,728.1	12.60	8.41	3
Delhi-Taylor Oil Corp.	Cane Creek 8	4,049	4,080	2,525,307	678,492	3,140.7	3,147.7	7.02	27.45	1
Delhi-Taylor Oil Corp.	Cane Creek 9	4,275	3,851	2,524,410	676,115	3,044.8	3,061.9	17.10	26.3	1
Delhi-Taylor Oil Corp.	Cane Creek 10	4,239	3,719	2,525,456	672,215	2,881.8	2,899.0	17.23	28	1
Delhi-Taylor Oil Corp.	Cane Creek 11-A	4,571	4,314	2,517,119	680,144	3,415.5	3,431.4	15.89	24.04	1, 3
Delhi-Taylor Oil Corp.	Cane Creek 12	4,412	3,996	2,516,867	677,146	3,192.0	3,202.0	10.00	28.76	1, 2
Delhi-Taylor Oil Corp.	Cane Creek 13	4,342	4,025	2,519,273	670,115	3,199.0	3,202.0	3.00	10.00	1
Delhi-Taylor Oil Corp.	Cane Creek 14	4,394	4,265	2,520,679	672,576	3,292.8	3,303.7	10.87	27.84	1, 3
Delhi-Taylor Oil Corp.	Cane Creek 15	4,168	3,220	2,526,092	669,419	2,977.5	2,987.3	9.83	27.88	1, 3
Delhi-Taylor Oil Corp.	Cane Creek 17	4,101	3,928	2,532,165	672,825	3,052.8	3,060.4	7.60	19.77	1, 3
Texasgulf	Cane Creek 18	4,040	3,830	2,526,389	680,533	3,542.9	3,553.9	11.00	21.05	3
Texasgulf	Federal 1X	4,196	8,005	2,528,063	671,389	2,449.3	2,461.3	12.00	29.22	1, 2
Texasgulf	Test Well 17	3,991	3,533	2,528,501	678,540	3,472.0	3,483.0	11.00	22.00	8
Texasgulf	Test Well 18	4,001	3,522	2,528,508	678,589	3,488.0	3,498.0	10.00	21.50	8
Texasgulf	Well 19	3,961	4,192	2,528,421	677,817	3,326.0	3,336.5	10.45	19.90	7
Texasgulf	Well 21	3,996	3,560	2,527,998	679,249	3,554.5	3,560.4	5.87	12.70	4
Texasgulf	Well 22	4,010	3,603	2,527,338	679,700	3,553.3	3,574.0	20.69	20.87	5
Texasgulf	Well 23	4,011	3,842	2,527,840	680,492	3,789.4	3,798.0	8.51	21.65	6
Intrepid Mining	26-30	4,549	6,530	2,519,875	675,082	3,123.8	3,137.7	14.10	20.96	9
Intrepid Mining	IM-031	4,400	4,100	2,524,734	674,335	3,081.5	3,090.0	8.60	28.86	9
Intrepid Mining	IM-035	4,274	3,003	2,524,657	672,216	2,851.3	2,865.5	11.20	29.54	9
Intrepid Mining	IPI-037V	4,133	4,145	2,523,134	678,195	3,045.8	3,055.7	9.9	22.45	9
Intrepid Mining	IPI-038C	4,075	4,540	2,525,432	680,580			0.0		9
Intrepid Mining	IPI-039H	4,064	8,477	2,522,032	680,613	3,593.2	3,601.8	8.60	8.50	9
Intrepid Mining	IPI-041C	4,159	3,695	2,523,054	668,790	2,765.4	2,772.5	7.00	22.00	9
Intrepid Mining	IPI-042H	4,133	5,218	2,523,095	678,210	3,031.9	3,041.2	9.30	21.50	9
Intrepid Mining	IPI-043C	4,240	3,951	2,522,192	673,170	2,835.8	2,847.1	11.40	20.00	9
Intrepid Mining	IPI-044C	3,975	5,000	2,525,903	683,564	3,823.0	3,836.8	13.70	22.30	9
Notes:
NS = no survey data.
*Sources:
1. Behre Dolbear & Co. (1961).
2. Texasgulf Sulphur Company, Potash Occurrences in the Paradox Basin, K.J. Kutz, June 24, 1966.
3. Recapitulation sheets submitted to Hugh Harvey from Bob Hite, April 1, 1998.
4. Texasgulf Chemicals, Geology of Well 21, letter from D.A. Gahr to J.H. Huizingh, October 29, 1982.
5. Texasgulf Chemicals, Geology of Well 22, letter from D.A. Gahr to J.H. Huizingh, October 29, 1982.
6. Texasgulf Chemicals, Geology of Well 23, letter from D.A. Gahr to J.H. Huizingh, October 29, 1982.
7. Texasgulf Chemicals, Cane Creek Solution Mining Hole No. 19, memo from K.J. Kutz to K.O. Linn, September 10, 1979.
8. Texasgulf Chemicals, Geology of Wells 17 and 18, memo from E.L. Follis to C.H. Huff, August 18, 1976.
9. Drilled by Intrepid

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Figure 7-1.    Plan View of Property Showing Drilling and Sample Locations

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Table 7-2.    Grade and Thickness Data for Bed 9

Operator	Well Name	Elevation (ft)	Total Depth (ft)	Collar Coordinates		Top (ft)	Base (ft)	Assay Thickness (ft)	K2O Grade (%)
				Easting (ft)	Northing (ft)
Delhi-Taylor Oil Corp.	Cane Creek 9	4,275	3,851	2,524,410	676,115	4,002.90	4,016.00	13.0	26.50
Delhi-Taylor Oil Corp.	Cane Creek 8	4,049	4,080	2,525,307	678,492	3,945.36	3,949.87	5.0	19.90
Delhi-Taylor Oil Corp.	Cane Creek 6	4,538	4,085	2,519,798	675,445	3,931.70	3,941.00	8.0	26.00
Delhi-Taylor Oil Corp.	Cane Creek 5	4,148	3,653	2,528,066	668,040	3,554.33	3,569.75	14.9	28.00
Delhi-Taylor Oil Corp.	Cane Creek 17	4,124	3,928	2,532,165	672,825	3,901.00	3,913.00	10.7	30.40
Delhi-Taylor Oil Corp.	Cane Creek 14	4,368	4,265	2,520,679	672,576	4,265.00	4,273.00	11.8	33.10
Delhi-Taylor Oil Corp.	Cane Creek 12	4,412	3,996	2,516,867	677,146	3,973.88	3,983.60	9.7	30.80
Delhi-Taylor Oil Corp.	Cane Creek 10	4,239	3,719	2,525,456	672,215	3,696.00	3,711.00	12.9	31.60
Texasgulf	Well 19	3,961	4,192	2,528,421	677,817	4,132.44	4,138.50	6.0	31.60
Texasgulf	Federal 1-X	4,196	8,005	2,528,063	671,389	3,302.46	3,309.54	6.0	34.80
Utah Southern Oil Company	Frank Shafer 1	3,954	5,000	2,527,349	676,033	3,763.00	3,772.50	8.9	30.00
Delhi-Taylor Oil Corp.	Cane Creek 4	4,127		2,523,864	668,530			0.0
Delhi-Taylor Oil Corp.	Cane Creek 7	4,215		2,532,099	671,107			0.0
Moab Salt	Well 28	4,021	6,896	2,528,070	680,176	4,980.00	4,998.50	6.2	37.50
Intrepid Mining	26-30	4,549	6,530	2,519,875	675,082	3,958.00	3,969.84	11.8	24.40
Intrepid Mining	IM-031	4,400	4,100	2,524,734	674,335	3,861.22	3,863.06	1.8	20.02
Intrepid Mining	IPI-037V	4,133	4,145	2,523,133.6	678,195	3,886.78	3,882.78	8.00	31.28
Intrepid Mining	IPI-038C	4,075	4,540	2,525,431.6	680,580	4,337.30	4,345.80	8.50	30.30
Intrepid Mining	IPI-043C	4,240	3,951	2,522,192	673,170	3,700.40	3,711.50	10.10	30.12
Intrepid Mining	IPI-044C	3,975	5,000	2,525,903	683,564	4,589.95	4,598.46	7.00	34.60
Intrepid Mining	IPI-040H	4,134	6,817	2,523,101	678,239	4,470.00	4,445.01	10.20	34.26
16,000 ft from the nearest cored hole. Bed 9 is reported to be 13 ft thick, and Bed 5 is 9 ft thick. Data from this hole was not used because it strongly influences the estimates of bed thickness in areas to the north where data are sparse.
There are a limited number of holes that contain the thickness and grade values outside the property boundary. Such holes are desirable to provide control of grade and thickness beyond the existing data points. Artificial holes, designated Agapito1 through Agapito10, located outside the property boundary, were assigned zero thickness and grade for Beds 5 and 9. These artificial holes do not influence the grade and thickness within the existing drillholes nor influence the reserve within the mine plan. The artificial holes were created to conservatively estimate the resource within the property limits, recognizing that there is no known limit to the extent of Beds 5 and 9.
7.3    Characterization of Hydrogeology Data
No hydrogeology data was evaluated.
7.4    Characterization of Geotechnical Data
No geotechnical data was evaluated.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	8-1

8    SAMPLE PREPARATION
Intrepid-Moab has an internal protocol that provides for well-defined, safe practices and uniform guidelines for gamma-ray logging, core handling, and sample collection. The cores are collected and analyzed for ore zone identification. Cores are compared to the gamma-ray log to determine sampling intervals. Duplicate samples are collected with one sample sent to the on-site lab and the other stored with the corresponding core box from which the sample was sourced.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	9-1

9    DATA VERIFICATION
The property is and has been in production for many years which verifies the exploration data.
9.1    Data Verification Procedure
Exploration data is used as a guide during the construction of the horizontal caverns by directional drilling. The successful construction and operation of the caverns validates the data.
9.2    Limitations on Verification
No limitations on the data verification process.
9.3    Adequacy of the Data
It is the opinion of the Qualified Person (QP) that the data is adequate for mine planning and production. The successful experience with current and historical production validates the data.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	10-1

10    MINERAL PROCESSING AND METALLURGICAL TESTING
Solution mining test work was conducted in the early 1970s. This included test ponds, saturation tests, crystal habitat and product size, soil tests, solar evaporation product flotation testing, KCl–NaCl brine shale reaction test, NaCl face blinding test, and clastic strength test salt (Higgins 1970).
The conclusion of the solution mining test work was that solution mining the Cane Creek Potash deposit was feasible but dependent to a great extent on keeping the injection water out of the overlying salt. The test also concluded that the hard anhydrite layer continuous throughout the formation provides a good stable shield against dissolution of the overlying salt (Higgins 1970). Higgins also concluded that it was highly improbable that fluids would be lost to the formation through open fractures.
Between 1975 and 1982, Texasgulf started extensive work on expanding the potash reserves by drilling vertical holes along the periphery of the old mine workings in Bed 5 to test and gain experience in solution mining and to connect newly created cavities with the old workings to extend the life of the mine (Gruschow 2000).
It is the opinion of the QP that the mineral processing data is adequate for purposes of estimating reserves.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	11-1

11    MINERAL RESOURCE ESTIMATES
According to 229.1301 (Item 1301), the following definitions of mineral resource categories are included for reference:
An inferred mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. An inferred mineral resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability. An inferred mineral resource, therefore, may not be converted to a mineral reserve.
An indicated mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. An indicated mineral resource has a lower level of confidence than the level of confidence of a measured mineral resource and may only be converted to a probable mineral reserve. As used in this subpart, the term adequate geological evidence means evidence that is sufficient to establish geological and grade or quality continuity with reasonable certainty.
A measured mineral resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. As used in this subpart, the term conclusive geological evidence means evidence that is sufficient to test and confirm geological and grade or quality continuity.
11.1    Key Assumptions, Parameters and Methods
The exploration drillhole and channel sample data were compiled to form the database that serves as the basis for estimating the resources. The geologic setting was evaluated, and zone assignments reviewed. All the core holes used in this resource estimation report both bed thickness and grade values that lie within the mine lease boundary. As an exception to this, the two potash exploration Wells 28 and IPI-037, which report bed thicknesses with no assay data, are included in the resource estimate for thickness modeling.
The rationale for the measured, indicated, and Inferred limits is based on industry practice in the potash industry. Measured resources are within ¼ of a mile (1,320 ft) of a hole, conveying the highest level of confidence. In addition, the indicated resources are selected to be within ¾ of a mile (3,960 ft) of a hole and the inferred resources are selected to be within 1½ miles (7,920 ft) of a hole. Indicated tons exclude measured tons, inferred tons excludes the indicated and measured tons. This convention is considered reasonable for the geologic characteristics of the Cane Creek potash deposit.
The mineral resource for the Cane Creek Mine was estimated using Carlson Software 2020 (Carlson 2020), a commercially available geology and mine modeling software package. The resources within the property were segregated in the model into 100-ft by 100-ft blocks. The resource estimates included in this report are based on the 2018 modeling.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	11-2

A deterministic estimate of the potash mineral resource was made using the inverse distance-squared (ID2) method. Invoking the theory that closer samples should be better predictors than those further away, the method assigns weights to samples inversely proportional to the separation distance between the estimation point and the sample point. The ID2 method is useful for providing unbiased estimates of the overall resources (Society of Mining, Engineering, and Exploration, Inc. [SME] 1990).
The block grade and heights were generated within a 1.9-mile search radius. The 1.9-mile search radius was selected to capture more than one core hole in estimating block values in the areas of interest. The maximum number of drill holes for block estimation was limited to the 20 nearest drill holes. ID2 behaves as an exact interpolator. When calculating a block value, the weights assigned to the data points are fractions, and the sum of all the weights is equal to 1.0. An average unit density of 130 pounds per cubic foot (pcf) was used to convert in-place volume to tons. NaCl (salt) is not reported.
The proportion of the mineral deposit that is considered a resource depends on the following key factors: deposit thickness, deposit grade, and geologic factors. Areas where a bed thickness and potassium oxide (K2O) grade do not meet a 3-ft and 18.95% K2O cutoff are excluded from the resource. The minimum thickness cutoff is used because sufficient recovery in thin beds by selective solution mining has not been demonstrated and because of difficulties in locating/maintaining horizontal holes within the bed. The grade cutoff is used because of the difficulty in selective mining in beds with less than 30% KCl content (18.95% K2O), as described by Taylor et al. (1967).
11.2    Mineral Resource Estimate
The gross in-place sylvinite tonnage for each resource block was calculated by multiplying the net area of the block by the thickness of the bed and the density. The Measured, Indicated, and Inferred Mineral Resource tonnages were estimated within the prescribed radius from the sampling location.
11.2.1    Mineral Resource Estimates for Bed 5
The mineral resources for Bed 5 have been estimated using the EOY 2018 geologic model. Measured, Indicated, and Inferred resources were estimated by sampling blocks within a 1,320-ft, 3,960-ft, and 7,920-ft radius of influence (ROI), respectively, from a sample location (drill hole). Grade (% K2O) and thickness block values for the Intrepid-Moab property are presented in Figures 11-1 and 11-2, respectively. The maps show the 100-ft by 100-ft blocks lying both within the area of influence of drill holes containing grade and thickness data and the property boundary. Figure 11-3 shows the Measured, Inferred, and Indicated Mineral Resources for Bed 5. Mineral Resources for Bed 5 are presented exclusive of Reserves in Table 11-1.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	11-3

1S/19W
1S/18W
2S/19W
2S/18W
DBW-22
DBW-13
DBW-15
DBW-4
DBW-23
DBW-16
DBW-10
DBW-9
DBW-7
DBW-6
DBW-6A
DBW-2
DBW-24
(TW-1)
DBW-8
DBW-12
DBW-14A
DBW-11
DBW-5
DBW-17
DBW-1
DBW-3

Base map source data:
Intrepid Mining, LLC 11/05/2007
Contours updated 12/29/15
C.I. = 20'

363-12 T3 [AAI_deep aquifer drill holes at wendover_2015.dwg Layout: Deep Wells]:rjl additions to client provided base map(12-29-2015)

Legend

- Deep Brine Well in Production
- Brine Recorder Well
- Abandoned Deep Brine Well
- D&A Oil & Gas Well
- 100 Updated Inferred Conglomerate Thickness Contour (ft)

0 4500
Scale (ft)

Figure 11-1.    Bed 5 % K2O Grade Blocks

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	11-4

Figure 11-2.    Bed 5 Thickness Blocks

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Figure 11-3.     Mineral Resources for Bed 5

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Table 11-1.    Bed 5 Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site

Bed 5	Resources			Cutoff[2]	Processing Recovery (%)
	Sylvinite[1] (Mt)	Grade (%K2O)	Contained K2O (Mt)
Measured Mineral Resources	70	25	18	Flooded mine extent	83
Indicated Mineral Resources	102	22	23	Flooded mine extent	83
Measured + Indicated Mineral Resources	172	23	41
Inferred Mineral Resources	10	21	2	Flooded mine extent	83
[1]Sylvinite is a mixed evaporite containing NaCl and KCl.
[2]Solution mining resource cutoff for flooded old workings is the mining extents boundary.
Mineral Resources were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Resources are reported exclusive of Mineral Reserves, on a 100% basis.
Mineral Resources are reported using Inverse Distance Squared (ID2) estimation methods.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet
11.2.2    Mineral Resource Estimates for Bed 9
The resource estimate for Bed 9 is based on cored intervals and assay data from 21 holes (19 with grade and thickness). A similar methodology used for the Bed 5 resource estimation was used in the resource estimate for Bed 9. The maps show the 100-ft by 100-ft blocks lying both within the radius of influence of drill holes containing grade and thickness data and the lease boundary. Measured, Indicated, and Inferred resources were estimated by sampling blocks within a 1,320-ft, 3,960-ft and 7,920-ft ROI, respectively, from the drill hole sample point. Bed 9 grade (% K2O) and thickness grids for the property boundary are presented in Figures 11-4 and 11-5, respectively. Figure 11-6 shows ROIs for Measured, Inferred, and Indicated Mineral Resources for Bed 9. Measured, Indicated, and Inferred Mineral Resources for Bed 9 are presented in Table 11-2.
Table 11-2.    Bed 9 Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site

Bed 9	Sylvinite[1] (Mt)	In-Situ Grade (%K2O)	Contained K2O (Mt)	Cutoff[2]	Processing Recovery (%)
Measured Mineral Resources	43	29	13	Minimum of 3-ft and 18.95% K2O	83
Indicated Mineral Resources	89	27	24	Minimum of 3-ft and 18.95% K2O	83
Measured + Indicated Resources	132	28	37
Inferred Mineral Resources	28	24	7	Minimum of 3-ft and 18.95% K2O	83
[1]Sylvinite is a mixed evaporite containing NaCl and KCl.
[2]Solution mining cutoff is the operational limitations.
Mineral Resources are reported exclusive of Mineral Reserves, on a 100% basis.
Mineral Resources were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Resources are reported using Inverse Distance Squared (ID2) estimation methods.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	11-7

RAMP
0
2000
Scale (ft)
Legend
5th Ore Zone—Mined Out
5th Ore Zone—Planned
Mining Advance (Timing)
Year 1
Year 2
Year 3
Year 4
Year 5
Year 6
Year 7
Year 8
Year 9
Year 10
Year 11
Year 12
Year 13
Year 14
Year 15
Year 16
Year 17
Year 18
Year 19
Year 20
Year 21
Year 22
Year 23
Year 24
Year 25

363-28 Intrepid [EastMineTimingModel_061721_rjl Formatted.dwg Layout: Z5]cmr/rjl(8-30-2021)

Figure 11-4.    Bed 9 Resource % K2O Grade Blocks

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Figure 11-5.    Bed 9 Resource Thickness Blocks

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	11-9

N
Cavern 1
Cavern 2
Cavern 3
Cavern 4
Cavern 5
Cavern 6
IPI-044C
IPI-038C
IPI-037V
IPI-040H
IPI-043C
IM-031
Well 28
Well 19
Cane Creek 8
Cane Creek 9
Cane Creek 6
Cane Creek 10
Cane Creek 12
Cane Creek 14
26-30
Frank Shafer 1
Federal 1-X
Surface Facilities
Evaporation Ponds
Colorado River
T 25 S
T 26 S
R 20 E
R 21 E
0
2500
Scale (ft)

Legend

Lease Boundary	Dissolution Boundary from Well (200 ft)	Measured Resource (1,320' radius)
Mine Operation Boundary	Proposed Cavern Layout	Indicated Resource (3,960' radius)
River, Streams	Cane Creek 5 Drillhole/Well Used in Resource Calculation	Inferred Resource (7,920' radius)

Modified State Plane Utah South NAD27

363-28 Intrepid Moab [Cane Creek Potash Nine Ultimate Reserves_7-2021.dwg, Layout:Bed 9 K2O AOI MII] rjl/bq/smvf (1-21-2022)

Figure 11-6.     Mineral Resources for Bed 9
11.3    Mineral Resource Summary Bed 5 and Bed 9
Table 11-3 shows the summary of the mineral resources for Beds 5 and 9 for the Cane Creek Mine. Mineral resources are reported exclusive of mineral reserves with an effective date of December 31, 2021.

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Table 11-3.    Sylvinite Mineral Resource Estimate effective December 31, 2021 based on 406 $/Product Ton Mine Site

	Resources			Cutoff[2]	Processing Recovery (%)
	Sylvinite[1] (Mt)	Grade (%K2O)	Contained K2O (Mt)
Measured Mineral Resources	113	26	30	Minimum of 3-ft and 18.95%K2O	83
Indicated Mineral Resources	190	25	47	Minimum of 3-ft and 18.95%K2O	83
Measured + Indicated Mineral Resources	303	25	77
Inferred Mineral Resources	38	23	9	Minimum of 3-ft and 18.95%K2O	83
[1]Sylvinite is a mixed evaporite containing NaCl and KCl.
[2]Solution mining resource cutoff for flooded old workings is the mining extents boundary.
Mineral Resources were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Resources are reported exclusive of Mineral Reserves, on a 100% basis.
Mineral Resources are reported using Inverse Distance Squared (ID2) estimation methods.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet
11.4    Qualified Persons Opinion – Further Work
No further work is needed to establish the mineral resources. Ongoing extraction from the deposit verifies the resource.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-1

12    MINERAL RESERVE ESTIMATES
Mineral reserves that are mined using solution mining methods are not subject to the traditional application of a cutoff grade but instead of operational limitations. According to 17 CFR § 229.1301 (2021), the following definitions are included for reference:
A probable mineral reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.
A proven mineral reserve is the economically mineable part of a measured mineral resource. For a proven mineral reserve, the qualified person has a high degree of confidence in the results obtained from the application of the modifying factors and in the estimates of tonnage and grade or quality. A proven mineral reserve can only result from conversion of a measured mineral resource.
12.1    Key Assumptions, Parameters, and Methods
By definition, modifying factors are the factors applied to a mine plan for the indicated and measured mineral resources and then evaluated in order to establish the economic viability of mineral reserves. The factors for Intrepid-Moab are solution mining parameters, mineral processing, and lease boundaries as shown in Table 12-1.
Intrepid has a long history of sales and marketing of their products. Sales are managed for all properties through the corporate office. Intrepid provided the historical demand and sales pricing through the statements of earnings (SOE) from 2007 to 2020. Forward-looking pricing was provided by Intrepid marketing and the sales price outlook was reviewed in The World Bank Report Pink Sheets (2021). The product sale prices selected for analysis of brine cutoff grade are shown in Table 12-1. A cost of goods sold was estimated to be $130/t of product. Economic modeling indicates brine grade equivalent to the production tonnage just to cover the cash expenses of 3.1% KCl, or in other words break-even.
The reserve estimate is based on a mine plan developed for the Cane Creek Mine. The estimate is based on the geologic model and assigned thicknesses and grades for the flooded old mine workings updip boundary (Bed 5) mapped to the decline curve and the individual caverns (Bed 9). The production plan is shown in Table 12-2. The plan is extended for 25 years. During that time, one set of new caverns will need to be constructed.
12.2    Mineral Reserves
12.2.1    Mineral Reserve Estimates for Bed 5
Neuman (2000) developed the estimated area of reserves that have been depleted through solution mining inside and around the perimeter of the old mine workings, with the exception of a large pillar within the perimeter. As such, this perimeter area has been excluded

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-2

Table 12-1.    Modifying Factors

Parameter	Assumption
Sylvite Product ($/product ton mine site)	325
Freight ($/product ton)	50
Cost of Goods Sold ($/product ton)	130
Density (pounds per cubic foot)	130
KCl to K20 Ratio	1/1.583
Dissolution Factor (%)	0.89
Areal Extraction (Bed 5)	1.00
Areal Extraction (Bed 9)	0.98
Geologic Factors (Salt Horse)	0.94
Process Recovery	0.83
Product Purity	0.95
Table 12-2.    Mine Production Plan (tons KCl)

Year	Bed 5 (tons)	Bed 9 (tons)	Beds 5 and 9 (tons)
2022	25,480	70,000	95,480
2023	24,461	75,000	99,461
2024	23,483	80,000	103,483
2025	22,543	85,000	107,543
2026	21,642	85,000	106,642
2027	21,642	85,000	106,642
2028	20,783	85,000	105,783
2029	19,963	85,000	104,963
2030	19,183	85,000	104,183
2031	18,443	85,000	103,443
2032	17,743	85,000	102,743
2033	17,083	80,000	97,083
2034	16,463	80,000	96,463
2035	15,883	85,000	100,883
2036	15,343	90,000	105,343
2037	14,843	90,000	104,843
2038	14,383	90,000	104,383
2039	13,963	90,000	103,963
2040	13,583	90,000	103,583
2041	13,243	90,000	103,243
2042	12,942	90,000	102,942
2043	12,682	90,000	102,682
2044	12,462	90,000	102,462
2045	12,282	90,000	102,282
2046	12,142	90,000	102,142

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-3

from the reserve estimates for Bed 5. Reserves were estimated for updip and horizontal areas outside of Neuman’s 2000 perimeter. The mineral reserves were estimated as the difference between the reserves from the resource area and the net KCl tons extracted since 2001.
Though Bed 5 resources can be solution mined with additional horizontal caverns, the reserves estimate in this report only focuses on the net reserves remaining in the old mine as the planned horizontal caverns in Bed 9 are more than enough to support the required mine life for this report. The sylvinite volume, tonnage, KCl grade, and average bed thickness within proven and probable reserve areas are included in Table 12-3.
Table 12-3.    Potash Reserves Remaining Updip of Solution Mining from Bed 5 Old Workings effective December 31, 2021 based on 325 $/Product Ton Mine Site

Bed 5	In-Place KCl (Mt)	In-Situ Grade[1] (%K2O)	Product (Mt)	Brine Cutoff Grade[2] (%K2O)	Processing Recovery (%)
Proven Mineral Reserve	0.8	25.5	0.6	1.9	83
Probable Mineral Reserve
Total Mineral Reserves	0.8	25.5	0.6
1In-situ grade is the amount of K2O in the remaining pillars of the old works.
[2]Brine cutoff grade is the amount of K2O n the extracted brine necessary to cover the cash costs of production.
Mineral Reserves were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Reserves are reported exclusive of Mineral Resources, on a 100% basis.
Mineral Reserves are reported based on a solution mine plan, dissolution factor of 89%, areal recovery of 94%, geologic factor 94%, plant recovery of 83%, product purity of 95%.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet
The dissolution factor assumes that the concentration of pregnant brine solution remaining in the caverns will be approximately 7.2% KCl by weight, the average historical value for the Bed 5 cavern.
The areal extraction factor assumes that some potash will not be recovered because of pillars left between caverns and potash not recovered from either the roof or the floor because of channeling, stagnant areas, or gas build-ups in the beds. The 97.5% areal extraction factor used to reduce the in-place tons of reserves for Bed 9 are based on a 200-ft dissolution boundary based on the mining experience at Intrepid-Moab.
The volume and tonnage of ore as listed in Table 12-3 represents the reserves from the measured and indicated resource area on the horizontal plane and updip areas of the old workings as shown in Figure 12-1.
12.2.2    Mineral Reserve Estimates for Bed 9
Figure 12-2 shows the proven and probable reserves for Bed 9 with three existing operating caverns and three additional planned caverns. Table 12-4 presents an estimate of the reserves within the current and future well system area using grade and thickness drillhole data and production to date. No estimate was made of the ore tons, average thickness, and average grade for the previously solution-mined areas from Bed 9, only the equivalent tons of K2O and KCl were estimated. To date, about 950,000 t of KCl have been mined from Bed 9. The modifying factors required to convert the

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-4

in-place tons into reserve tons are also listed. These factors are the same as those listed for Bed 5 with the exception of the dissolution factor. The Bed 9 dissolution factor was estimated using a concentration of 7.42% KCl by weight.
Table 12-4.    Potash Reserve Estimate for the Current and Planned Bed 9 Well System Area effective December 31, 2021 based on 325 $/Product Ton Mine Site

Bed 9	In-Place KCl (Mt)	In-Situ Grade (%K2O)	Product (Mt)	Brine Cutoff Grade[1] (%K2O)	Processing Recovery (%)
Proven Mineral Reserve	1.8	28.7	1.3	1.9	83
Probable Mineral Reserve	0.8	28.8	0.6	1.9	83
Total Mineral Reserves	2.6	28.8	1.9
[1]Brine cutoff grade is the amount of K2O n the extracted brine necessary to cover the costs of production.
Mineral Reserves were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Reserves are reported exclusive of Mineral Resources, on a 100% basis.
Mineral Reserves are reported based on a solution mine plan, dissolution factor of 89%, areal recovery of 94%, geologic factor 94%, plant recovery of 83%, product purity of 95%.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet
12.3    Reserve Summary
The estimated Bed 5 and Bed 9 reserves of the Intrepid-Moab property to be mined using in-situ dissolution are shown in Table 12-5.
12.4    Qualified Persons Opinion – Further Work
It is the opinion of the QP that no further work is needed to determine reserves. The mine is currently and has been historically successful at production of potash.

Agapito Associates, Inc.

2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-5

0
2500
Scale (ft)
N
Surface Facilities
MOAB SALT 25 (EXT-Bed 5)
IPI-038C
IM-036
IPI-037H
IM-032 (EXT-Bed 5)
MOAB SALT 26 (EXT-Bed5)
IM-033
MOAB SALT 24 (INJ-Bed 5)
IM-034 (EXT-Bed 5)
Colorado River
26-30
IM-031
IM-035
Evaporation Ponds
24
19
25
30
35
36
31
T 26 S
T 27 S
R 20 E
R 21 E
Legend
Lease Boundary
Mine Operation Boundary
Bed 5 Structure Contour—Major (10 ft interval)
Bed 5 Conventional Mining Boundary
Bed 5 Solution Mining Boundary
Bed 5 Reserve Area Actively in Dissolution (updip and horizontal)
Proven Reserves (1,320' radius)
Probable Reserves (3,960' radius)
MOAB SALT 24
Bed 5 Injection Well
MOAB SALT 26
Bed 5 Recovery Well
IM-035
Other Well
River, Streams
Modified State Plane Utah South NAD27

363-28 T2 Moab Intrepid [Site Map w Additional Updip Solution Mining 7-2021.dwg; Layout: Bed 5 LOM] rjl/bq/smvf (1-21-2022)

Figure 12-1.    Bed 5 Proven and Probable Reserves

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-6

0
2500
Scale (ft)
N
Cavern 4
Cavern 5
Cavern 2
Active Mining Area
Cavern 6
Cavern 1
Active Mining Area
Cavern 3
Active Mining Area
Surface Facilities
Evaporation Ponds
Cane Creek 12
Cane Creek 14
Cane Creek 10
Cane Creek 17
Federal 1-A
T 25 S
T 26 S
R 20 E
R 21 E
Legend
Lease Boundary
Mine Operation Boundary
Dissolution Boundary from Well (200 ft)
Active Mining Area
Proposed Cavern Layout
River, Streams
Proven Reserves
(1,320' radius)
Probable Reserves
(3,960' radius)
Modified State Plane Utah South NAD27

363-28 Intrepid Moab [Cane Creek Potash Nine Ultimate Reserves_7-2021.dwg, Layout: Bed 9 LOM] rjl/bq/smvf (1-21-2022)

Figure 12-2. Bed 9 Proven and Probable Reserves

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	12-7

Table 12-5.    Potash Mineral Reserve Estimate effective December 31, 2021 based on 325 $/Product Ton Mine Site

Beds 5 and 9	In-Place KCl (Mt)	In-Situ Grade[1] (%K2O)	Product (Mt)	Brine Cutoff Grade[2] (%K2O)	Processing Recovery (%)
Proven Mineral Reserve	2.6	27.2	1.9	1.9	83
Probable Mineral Reserve	0.8	27.8	0.6	1.9	83
Total Mineral Reserves	3.4	27.5	2.5
1In-situ grade is the amount of K2O in the remaining pillars of the old works.
[2]Brine cutoff grade is the amount of K2O in the extracted brine necessary to cover the costs of production.
Mineral Reserves were prepared by Agapito Associates, Inc., a qualified firm for the estimate and independent of Intrepid Potash.
Mineral Reserves are reported exclusive of Mineral Resources, on a 100% basis.
Mineral Reserves are reported based on a solution mine plan, dissolution factor of 89%, areal recovery of 94%, geologic factor 94%, plant recovery of 83%, product purity of 95%.
Mt = million tons, % = percent, K2O = potassium oxide, ft = feet

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	13-1

13    MINING METHODS
Mining at Intrepid-Moab is by the solution mining technique referred to as “selective solution mining.” Selective solution mining dissolves only the KCl component of the sylvinite and leaves the sodium chloride component underground. Intrepid-Moab employs 61 people.
Brine saturated in NaCl and partially saturated in KCl is injected into either the old mine workings of Bed 5 or the horizontal Bed 9 caverns via injection wells. Brine that is near saturation with KCl (pregnant brine solution) is withdrawn via extraction wells. The old works solution is essentially an underground lake. The horizontal caverns operate under pressure, thus requiring the injection and extraction to take place simultaneously. The pregnant brine solution is piped to shallow evaporation/solar ponds with an aerial expanse of approximately 400 acres.
KCl production is a function of brine grade and the well extraction rate and is limited by the solar ponds’ evaporation rate. Brine grade is a function of retention time within each bed.
13.1    Solution Mining Bed 5
The production history for solution mining from the flooded workings in Bed 5 is presented in Figure 13-1. Since 1971, solution mining from Bed 5 has produced approximately 5.5 Mt of KCl.

Comparison of Net Extraction KCl Tons
Potash Tons
160,000
140,000
120,000
100,000
80,000
60,000
40,000
20,000
0
2000
2005
2010
2015
2020
2025
Year
Bed 5
Bed 9
Total

Figure 13-1.    Solution Mining Product Tons of KCl by Bed
Since 2015, extracted brine from Bed 5 is a mixture of KCl from both beds and therefore, it is not possible to determine exactly how much of each bed’s KCl is being produced. For this estimation, the assumption is made that all injected KCl is extracted on an annual basis. Therefore, Bed 5 KCl production is the difference in KCl extracted from the wells and Bed 9 injection. Extraction brine is currently sourced from seven wells.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	13-2

Future production plans for the Intrepid-Moab operation include continued production from Bed 5 and Bed 9. In 2021, Bed 5 contributed approximately 41% of the total KCl produced by the Intrepid-Moab operation. Table 13-1 summarizes the net KCl tons sent to the evaporation ponds per year by bed from 2001 to 2021. Detailed allocation of where tons have been recovered within the footprint of the old workings is not possible with the available data.
Table 13-1.    Comparison of Net Extraction KCl Tons for Beds 5 and 9 from 2001 to 2021*

Year	Bed 5 (tons)	Bed 9 (tons)	Total Net of KCl (tons)	Production by Bed 5 (%)	Production by Bed 9 (%)
2001	137,486	0	137,486	100.0	0.0
2002	139,855	0	139,855	100.0	0.0
2003	92,739	14,822	107,561	86.2	13.8
2004	101,873	20,061	121,934	83.5	16.5
2005	69,318	19,440	88,758	78.1	21.9
2006	57,723	29,758	87,481	66.0	34.0
2007	64,590	30,259	94,849	68.1	31.9
2008	63,816	28,044	91,860	69.5	30.5
2009	93,467	26,283	119,750	78.1	21.9
2010	82,125	31,139	113,264	72.5	27.5
2011	77,789	29,952	107,741	72.2	27.8
2012	84,671	34,664	119,335	71.0	29.0
2013	71,255	44,802	116,057	61.4	38.6
2014	43,238	70,463	113,701	38.0	62.0
2015	8,518	109,798	118,317	7.2	92.8
2016	28,488	68,883	97,371	29.3	70.7
2017	68,153	79,131	147,285	46.3	53.7
2018	20,178	93,843	114,020	17.7	82.3
2019	1,866	72,884	74,750	2.5	97.5
2020	56,033	84,098	140,131	40.0	60.0
2021	41,674	59,036	100,710	41.4	58.6
	1,404,855	947,360	2,352,215
*Tonnages from Intrepid-Moab mass balance table.
Annual tons represent annual evaporation cycle (2021 = Sept. 2020 - Aug. 2021)
Future recovery of potash from solution mining in the existing Bed 5 cavern is possible from both updip and horizontal locations from the existing mine perimeter and from new Bed 5 horizontal caverns. The estimated solution mine perimeter is shown in Figure 13-2.
13.2    Solution Mining Bed 9
Solution mining in Bed 9 began on July 30, 2002, with the drilling of two horizontal wells. An additional well was drilled into this system in 2005. This series of three wells make up Cavern 1. An additional horizontal well was drilled into Cavern 1 in 2012 to stimulate additional production from this cavern. Two new caverns, Caverns 2 and 3, were drilled in 2012–2013 and consist of four wells. Injection into Cavern 2 began in early 2013. Cavern 3 injection began in 2014. Approximately 950,000 t of KCl have been produced from Bed 9 since 2003.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	13-3

The development of horizontal caverns for solution mining in Bed 9 was novel and unprecedented in 2002 in the potash industry when Intrepid-Moab drilled the first wells. The horizontal holes were drilled with the intent of maintaining contact with Bed 9 and developing caverns laterally by selective solution mining. The net KCl tons sent from Bed 9 since 2003 are listed in Table 13-1 and indicate that, on average, 48,000 t of KCl have been extracted per annum. The proportion of tons extracted from Bed 9 is approximately 70% of total extracted tons since 2013. Since 2015, approximately 25% of the extraction from Bed 9 has been injected into the Bed 5 old workings cavern. The estimated solution mine perimeter is shown in Figure 13-2. Mine life is in excess of 25 years.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	13-4

EDGE OF SALT CRUST
BONNEVILLE RACETRACK
UTU087818
UTU087817
UTU087816
ML18959
ML18960
UTU087815
ML18961
UTU087814
ML5
UTU087813
ML18964
UTU087812
ML18962
UTU087811
POND 5
UTU0087810
UTU087809
ML18965
ML18963
SALDURO LOOP
BRACKISH WELL FIELD
PROCESSING MILL
80
FORMER SALDURO WORKS
SEWAGE TREATMENT LAGOON
KCl HARVEST POND (#2 HARVEST POND)
ANTE POND
OLD SALT PLANT
CARNALLITE POND
MgCl₂ POND
NORTH POND 4 1ST SALT LAYDOWN
#1 HARVEST POND
NORTH REPENING POND
SOUTH REPENING POND
POND 6
ML19781
POND 1
POND 2
POND 3
SOUTH POND 4
ML19782
ML19783
ML18966
ML18967

363-28[AAI_Wendover Composite Infrastructure 2021.dwg Layout: Mining Extents 2021]:rjl additions to client provided base map(2-3-2022)
Imagery reference: Google Earth 2019

Legend

- Lease from Federal Government (BLM)
- Lease from State Government
- Owned by Intrepid
- Evaporation and Harvest Ponds
- Historical Ditch
- Pond 5 Ditch
- Brackish Ditch
- Future Use

0 9500
Scale (ft)

NOTE: 1) THIS DRAWING PLOTTED ON UTAH STATE PLANE COORDINATES NAD 83 MODIFIED. THE VERTICAL DATUM IS NAVD 88. THE COMBINED ADJUSTMENT FACTOR (C.A.F.) IS 1.00017596. ALL MEASUREMENTS ARE IN US SURVEY FEET.

Intermountain Aerial Surveys
A Division of Western Surveyors Group, Inc.
2675 West 2200 South / Salt Lake City / Utah 84119
Telephone (801) 972-5952 / Fax (801) 972-0501
www.ias-map.com

IAS JOB NO. 041029 / FILENAME: WENDOVER.DWG / DATE: 6/30/2005

Figure 13-2.    Footprint of Underground Workings

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	14-1
14    PROCESSING AND RECOVERY METHODS
Mining by solution methods ends with the delivery of the brine to the evaporation ponds. Mineral processing begins with pond sequencing to enhance crystallization of the potash. The crystals remaining in the ponds after solar evaporation are harvested and processed through the mill where the potash is separated from other salts, then concentrated by flotation. The concentrates are then dried, compacted, and screened into premium grades of white potash. Both potash and salt products are processed at the plant facility at a rate of 400 to 1,200 tons per day (tpd).
14.1    Process Description
The Intrepid-Moab processing plant uses nominally 350M gallons per year of river water to produce 350M gallons per year of NaCl-saturated (21% by weight) evaporation pond feed solution at 6.5–7.5% KCl. The injection liquor typically contains 2% KCl and is near NaCl saturation (21%). The evaporation ponds (Figure 14-1) concentrate and crystallize the brine to produce about 530,000 tpy of crystal at 15% K2O (22-24% KCl) with the remainder being largely halite. As cavern development progresses, the overall production is projected to stay relatively consistent around 100,000 tpy.
A simplified processing flow diagram is included in Figure 14-2. The pond crystals are mechanically harvested, re-pulped in double-saturated brine, and pumped to the processing facility. The crystals are statically screened with the oversize processed through a crusher. The screened crystal is combined with reagents and fed to flotation cells.
The rougher flotation concentrate is sent to the agitated leach tank. The leached solids are at a product grade of 95.5% KCl with 60.5% K2O. The solids are dried, sampled, and conveyed to storage bins prior to the granulation and sizing circuit.
Dried product material is granulated using a roll compactor and resulting flakes are further reduced in size with a crusher. Product is then sent to the curing dryer and screened before being sent to the final product storage. The product is shipped to market in trucks or rail cars.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	14-2

N
1A
1B
1C
1D
34
35
T 26 S R 20 E
35
36
3
2
2A
2B
2C
2D
2E
2F
2G
2 1
T 27 S R 20 E
2J
2H
2K
2L
2M
2N
2P
3
2
2
1
10
11
11
12
3A
3B
3C
3D
3E

State Plane Utah South NAD27

0 1400 2800

Scale (ft)

3A Pond Number

2	1
11	12

Section Number

363-28 Int Moab [Base Map_6-2021.dwg]rjl(6-14-2021)

Topographic Map Reference: Arcview Imagery 2020

Figure 14-1.    Evaporation Ponds at Intrepid-Moab

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	14-3

T20S
T21S
R30E
R31E
R31E
R32E
LEASE EXCLUSION
Area Shown Below
WEST MINE
EAST MINE
LEASE EXCLUSION
LEASE EXCLUSION
R29E
R30E
R30E
R31E
0
10000
Scale (feet)
Legend
Section Line
Township/Range Line
County Line
Lease Line
0
1500
Scale (feet)
3
2

363-25 Intrepid NM [IPNM Transportation Map.dwg Layout: 1Solar Evap Pond]rjl(11-3-2020)

Figure 14-2.    Intrepid-Moab Process Flow Diagram

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	15-1
15    INFRASTRUCTRE
The Intrepid-Moab mine has a robust infrastructure in place. They have adequate water rights on the Colorado River. The mining operation is accessible by a paved county road and accessible by rail. Electric power is fed from local utilities to a recently upgraded substation. The infrastructure layout is shown on Figure 15-1.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	15-2

UTU087818
UTU087817
UTU087816
UTU087815
UTU087814
UTU087813
UTU087812
UTU087811
UTU0087810
UTU087809
ML18959
ML18960
ML18961
ML18962
ML18963
ML18964
ML18965
ML18966
ML18967
ML19781
ML19782
ML19783
EDGE OF SALT CRUST
BONNEVILLE RACETRACK
SALDURO LOOP
BRACKISH WELL FIELD
APPROXIMATE SUBSTATION LOCATION
PROCESSING MILL
80
INTERSTATE HIGHWAY I-80
FORMER SALDURO WORKS
UNION PACIFIC RAILROAD
SEWAGE TREATMENT LAGOON
KCl HARVEST POND (#2 HARVEST POND)
ANTE POND
OLD SALT PLANT
CARNALLITE POND
MgCl₂ POND
NORTH POND 4 1ST SALT LAYDOWN
#1 HARVEST POND
NORTH RIPENING POND
SOUTH RIPENING POND
POND 6
POND 5
POND 1
POND 2
POND 3
SOUTH POND 4

363-28[AA]_Wendover Composite Infrastructure 2021.dwg Layout: Infrastructure 2021]:rj] additions to client provided base map (2-3-2022)
Imagery reference: Google Earth 2019

Legend

- Lease from Federal Government (BLM)
- Lease from State Government
- Owned by Intrepid
- Evaporation and Harvest Ponds
- Historical Ditch
- Pond 5 Ditch
- Brackish Ditch
- Railroad
- 80 Interstate Highway
- Overhead Power (remote sensing Google Earth)

N

0 9500

Scale (ft)

NOTE: 1) THIS DRAWING PLOTTED ON UTAH STATE PLANE COORDINATES NAD 83 MODIFIED. THE VERTICAL DATUM IS NAVD 88. THE COMBINED ADJUSTMENT FACTOR (C.A.F.) IS 1.00017596. ALL MEASUREMENTS ARE IN US SURVEY FEET.

Intermountain Aerial Surveys
A Division of Western Surveyors Group, Inc.
2076 West 2300 South / Salt Lake City / Utah 84119
Telephone (801) 972-5932 / Fax (801) 972-9581
www.ias-map.com

IAS JOB NO. 041029 / FILENAME: WENDOVER.DWG / DATE: 6/30/2005

Figure 15-1.    Site Infrastructure Layout

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	16-1
16    MARKET STUDIES
Future pricing is difficult to predict and can fluctuate dramatically depending on the world market. Intrepid-Moab does not conduct market studies to set the sales price but does look forward up to 10 years. There are no material contracts.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	17-1
17    ENVIRONMENTAL STUDIES, PERMITTING AND PLANS
Intrepid-Moab holds numerous environmental and other permits and governmental approvals authorizing the operations at the facility. Operations are subject to permits for, among other things, injection and extraction of salt and brine, discharges of process materials and waste to air and surface water, and injection of brine. Intrepid-Moab is obligated to reclaim and remediate disturbed lands when they cease operations.
The solar ponds are lined to prevent brine from leaking into the ground and the Colorado River. A series of cutoff structures (ditches) have been constructed in drainages to intercept any seepage and return potassium-rich brine to the ponds.
17.1    Environmental Studies
Hydrologic modeling was conducted to evaluate the impact of potential releases from the solar ponds to the Colorado River. There is limited vertical permeability across the site. Cutoffs with pumps are in place to limit sediment releases during operation.
17.2    Waste and Tailings Disposal, Site Monitoring, and Water Management During and After Mine Closure
The property had legacy NaCl waste stored on site from the previous owner. This NaCl is being removed and replaced back into the underground during the solution mining process. The solution mining process in use at the mine does not generate waste. Regular monitoring is conducted per the permit.
17.3    Permitting Status and Reclamation Bonds
The property is in active production and holds all necessary permits. The permits and bond are listed in Table 17-1.
17.4    Agreements with Local Individuals
There are no specific agreements with local individuals. Hiring is typically done locally if the expertise is available.
17.5    Closure Plans
The closure plan includes plugging and abandoning wells, a disposal well to dispose of brine impacted waters followed by complete structure demolition, salt impacted media treatment, and reseeding. The post-mining site will be returned to pre-mine land use consideration. The final reclaimed site will contain no structural evidence of past mining operations.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	17-2
Table 17-1.    Permit Listing with Bond Values

Common Name	Issuing Agency	Permit ID	Effective Date	Expiration Date	Bond Value	Note
Air Permit	Utah Division of Air Quality	Approval Order #: DAQE-AN102510004-13	1-Oct-13	None
UIC Permit	Utah Division of Water Quality	Underground Injection Control Program Permit No.: UTU-19-AP-1C3C2E8	6-May-15	Division to review after 5 years	$1,709,898	Application for renewal submitted July 6, 2020—still awaiting new permit.
Class IIIb Landfill Permit	Utah Division of Waste Management and Radiation Control	Waste Management and Radiation Control Board Permit# 0401R1	17-Feb-10	17-Feb-20	$190,540	Application for renewal submitted February 13, 2020—still awaiting new permit
Radioactive devices	Utah Division of Waste Management and Radiation Control	Radioactive Material License No.: UT 1000019, Amendment #12	30-Jun-14	30-Sep-19		Application for renewal submitted July 30, 2019—still awaiting new permit
Storm Water Pollution Prevention Plan	Utah Division of Water Quality	General Permit No.: UTR000000	Dec-12	Dec-21		Permit renews annually with payment of annual fee
SPCC Plan	Self-issued	Spill Prevention, Control and Countermeasure Plan	1-Jun-16	Review by Jun 1, 2021		5-year review is underway
Fugitive Dust Control Plan	Utah Division of Air Quality	Fugitive Dust Control Plan	Jan-14	None
Solid and Hazardous Waste Management Plan	Self-issued	[Not a permit, IPM is a Very Small Quantity Generator]	21-Jan-04	None
Mine and Reclamation Plan	Utah Division of Oil Gas and Mining	Notice of Intentions to Revise Mining Operations, File No.: M/019/005	20-Jun-16	20-Jun-21	$6,304,000	Applicaton for renewal submitted April 30, 2021—awaiting approval
Stockpile Dam	Utah Division of Water Rights	Emergency Action Plan for Dam ID# UT00438	13-Apr-15	16-Sep-25		Revised September 16, 2020

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	17-3
17.6    Adequacy of Current Plans and Compliance
It is the opinion of the QP that the current plans are sufficient, and operations are maintaining compliance.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	18-1
18    CAPITAL AND OPERATING COSTS
18.1    Capital Cost Estimate
Future capital outlays will be required to maintain production at the Intrepid-Moab mine. The mine plan provided by Intrepid-Moab indicates that additional horizontal well sets are planned similar to wells drilled in 2013. Future needs call for caverns to be drilled approximately every 10 years. With that timing in mind, one cavern is planned for construction to begin around 2022. The actual timing for construction of the next caverns depends on the performance of the existing caverns.
The evaporative capacity of the ponds and the net concentration of the pregnant brine solution in the ponds limit the production rate from the facility. Future plans call for an average production of 100,000 tpy from Beds 5 and 9 combined, which will not require any evaporative pond expansions.
18.2    Operating Cost Estimate
Intrepid-Moab has been providing income statements for review since 2007. These income statements serve as the basis for establishing the operating cost as shown in Table 18-1.
Table 18-1.    Unit Operating Cost Estimate

Cost Category	$/Product Ton	Cost Distribution
Labor including Benefits	$43	33%
Maintenance Supplies	$13	10%
Operating Supplies including Reagents	$13	10%
Natural Gas, Electricity, and Fuel	$24	18%
Leases, Property Tax, Insurance etc.	$19	14%
Subtotal	$112	86%
Warehouse	$11	8%
Royalties	$7	6%
Cost of Goods Sold	$130	100%

18.3    Accuracy Discussion
Costs are based on actuals and therefore, considered highly accurate.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	19-1
19    Economic Analysis
To evaluate the viability of continued mining of the Intrepid--Moab potash reserves, an economic analysis was conducted. Annual revenue and production cost schedules were used to build a projected cash flow to accompany the mine plan. The costs and sales price parameters were assumed to be in constant US dollars.
19.1    Key Assumptions, Parameters, and Methods
The property has a long history of operation at this location. The assumption list for the economic analysis is shown in Table 19-1.
Table 19-1.    Economic Analysis Assumptions

Parameter	Assumption
Potash Sale Price (mine site)	$325/t
Shipping Potash	$50/t
Potash Production Target	100,000 tpy
Interest Rate	0–12% APR
Income Taxes (State and Federal)	40%
Severance Tax	2.60%
APR = Annual Percentage Rate

19.2    Economic Analysis
For a property in operation, the economic viability has been established. The pre-tax cash flow was developed using the mine plan and is listed in Table 19-2. The after-tax cash flow is listed in Table 19-3. The cashflows are shown graphically in Figures 19-1 and 19-2 for pre- and after-tax, respectively. The NPV over the period of the detailed mine plan was calculated for an array of interest rates. This NPV analysis is included in Tables 19-3 and 19-4 for pre- and after-tax, respectively. For a property in operation, the Internal Rate of Return (IRR) and payback period are only necessary for major capital expansions.
19.3    Sensitivity Analysis
NPV sensitivity analyses were run using variants in commodity price and operating costs for the pre-tax cash flow. The results of the sensitivity analysis are shown graphically in Figures 19-3 and 19-4 for pre- and after-tax, respectively.
19.4    Discussion
Economic analysis using the price and cost assumptions show the operation is expected to continue to be profitable over the reserve life.

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+Table 19-2.    Estimated Pre-Tax Cash Flow

		2022– 2026	2027– 2031	2032– 2036	2037– 2041	2042– 2046
MOP	Production (-000 tons MOP/year)	102.5	104.2	99.9	103.6	102.3

	Sale Price MOP ($/product ton/year)	$325	$325	$325	$325	$325
	Shipping ($/product ton/year)	$50	$50	$50	$50	$50
	Net Sale Price/year	$275	$275	$275	$275	$275

REVENUE	($-million/year)	$28.19	$28.66	$27.48	$28.50	$28.14

EXPENSES
	Major Capital ($-million/year)	$1.60	$0.00	$1.60	$1.60	$0.00

	Cost of Goods Sold
	Expenses ($-million/year)	$13.33	$13.55	$12.99	$13.47	$13.30

	Income before Taxes ($-million/year)	$14.87	$15.11	$14.49	$15.03	$14.84

	Pre-tax Cash Flow ($-million/year)	$13.27	$15.11	$12.89	$13.43	$14.84

Table 19-3.    Estimated After-Tax Cash Flow

		2022– 2026	2027– 2031	2032– 2036	2037– 2041	2042– 2046
MOP	Production (-000 tons MOP/year)	102.5	104.2	99.9	103.6	102.3

	Sale Price MOP ($/product ton/year)	$325	$325	$325	$325	$325
	Shipping ($/product ton/year)	$50	$50	$50	$50	$50
	Net Sale Price/year	$275	$275	$275	$275	$275

REVENUE	($-million/year)	$28.19	$28.66	$27.48	$28.50	$28.14

EXPENSES
	Major Capital ($-million/year)	$1.60	$0.00	$1.60	$1.60	$0.00

	Cost of Goods Sold
	Expenses ($-million/year)	$13.33	$13.55	$12.99	$13.47	$13.30

	Income before Taxes ($-million/year)	$14.87	$15.11	$14.49	$15.03	$14.84
	Depreciation ($-million/year)	$0.53	$0.53	$1.07	$0.53	$0.53
	Depletion ($-million/year)	$3.95	$4.01	$3.85	$3.99	$3.94
	Taxable Income ($-million/year)	$10.39	$10.57	$9.58	$10.50	$10.36
	Fed and State ($-million/year)	$4.15	$4.23	$3.83	$4.20	$4.15
	Severance Tax ($-million/year)	$0.73	$0.75	$0.71	$0.74	$0.73
	After-tax Cash Flow ($-million/year)	$8.38	$10.14	$8.34	$8.48	$9.96

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	19-3
Figure 19-1.    Estimated Annual Pre-Tax Cash Flow

25-year After-Tax Cash Flow @ 325$/product ton mine site
Cashflow after tax Millions of USD
$12
$10
$8
$6
$4
$2
$0
2022
2023
2024
2025
2026
2027
2028
2029
2030
2031
2032
2033
2034
2035
2036
2037
2038
2039
2040
2041
2042
2043
2044
2045
2046
Year

Figure 19-2.    Estimated Annual After-Tax Cash Flow

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	19-4
Table 19-4.    NPV Pre-Tax Estimate

Interest Rate (% APR)	NPV ($M)
0	$348
5	$204
8	$158
10	$136
12	$119
Table 19-5.    NPV After-Tax Estimate

Interest Rate (% APR)	NPV ($M)
0	$227
5	$132
8	$102
10	$87
12	$76

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	19-5

Pre-Tax NPV Sensitivity to Product price (APR 8%)
$250
$200
$150
$100
$50
$0
NPV Pre Tax Million of USD
-10%
0%
10%
Change in Costs of Goods Sold
358$/ton
325$/ton
293$/ton

Figure 19-3.    Pre-Tax NPV Sensitivity to Price and Costs (APR 8%)

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	19-6

After-Tax NPV Sensitivity to COGS (APR 8%)
$100
$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
NPV After Millions of USD
-10%
0%
+10%
Change in Costs of Goods Sold
293$/ton
325$/ton
358$/ton

Figure 19-4.    After-Tax NPV Sensitivity to Price and Costs (APR 8%)

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	20-1
20    ADJACENT PROPERTIES
Adjacent properties are not applicable.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	21-1
21    OTHER RELEVANT DATA AND INFORMATION
No additional data or information is included.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	22-1
22    INTERPRETATION AND CONCLUSIONS
Agapito’s review and resource and reserve estimations were performed to obtain a reasonable assurance of the estimates from the data provided by Intrepid. Based on the foregoing, Agapito believes its findings are reasonable and realistic and have been developed using accepted engineering practices.
As with all geologic estimations, there is a level of risk and uncertainty because of sparse data. These estimates are considered reliable based on the historical success of mining operations recovering potash from this deposit. There is more uncertainty in future mining of the ore zones that have not been historically mined.

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2021 Estimated Resources and Reserves at Intrepid Potash-Moab Prepared for Intrepid Potash, Inc. February 23, 2022	23-1
23    RECOMMENDATIONS
Geophysical data and regional geology suggest that faulting may occur in Beds 5 and 9 in the vicinity of Cane Creek 14 with an orientation parallel to the Cane Creek anticline. The cavern plan accounts for areas where Bed 9 is expected to have excessive dip, bed undulations, or unfavorable geology. These areas are subject to modification as more geologic data is collected and evaluated.

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24    REFERENCES
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Agapito Associates, Inc. (2007b), “Determination of Estimated Proven and Probable Reserves at Intrepid Potash—Moab, LLC,” prepared for Intrepid Potash.
Agapito Associates, Inc. (2010), “Determination of Estimated Proven and Probable Potash Reserves at Intrepid Potash—Moab, LLC,” prepared for Intrepid Potash, February 4.
Agapito Associates, Inc. (2013), “Determination of Estimated Proven and Probable Potash Reserves at Intrepid Potash—Moab, LLC,” prepared for Intrepid Potash, February 12.
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Agapito Associates, Inc. (2019), “2018 Determination of Estimated Proven and Probable Potash Reserves at Intrepid Potash—Moab, LLC,” prepared for Intrepid Potash, January 21.,45 pp.
Albertson, F. A. (1972), “Special Report on Study of Underground Operations in Solution Mining at Cane Creek Mine,” May.
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Higgins, R. S. (1970), “Solution Mining Test Work Report for February 1970,” Memorandum prepared for G.W. Gay, Texas Gulf Sulphur Company, March 19.
Hite, Robert J. (1960), “Stratigraphy of the Saline Facies of the Paradox Member of the Hermosa Formation of Southeastern Utah and Southwestern Colorado,” USGS, September 19, 17 pp.

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Hite, Robert J. (1968), “Salt Deposits of the Paradox Basin, Southeast Utah and Southwest Colorado,” The Geological Society of America, Inc., Special Paper 88, USGS, Denver, Colorado.
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Nelson, Philip H. (2007), “Evaluation of Potash Grade with Gamma-ray Logs,” USGS OFR 2007-1292, 14 pp.
Neuman, Tom (2000a), “Perimeter Mining in the Old Mine,” letter from Neuman Consulting to Hugh Harvey of Intrepid Mining, LLC, September 27.
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Stevenson, G.M. and Barrs, D.L. (1986), “The Paradox: A pull-apart basin of Pennsylvanian age,” in Peterson, J.A., ed., Paleotectonics and Sedimentation in the Rocky Mountain Region, United States: American Association of Petroleum Geologists Memoir 41:513-539.
Taylor, J. B., M. R. Hunter, G. J. Despault and A. H. Agyako (1967), “Selective Extraction of Potassium Chloride from Saskatchewan Sylninite Ore,” The Canadian Journal of Chemical Engineering, 45:105–109, April.

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25    RELIANCE ON INFORMATION
Agapito relied on information provided by Intrepid and Intrepid-Moab for this reserve evaluation.

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